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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                SUPERCLICK, INC.
                  --------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


          Washington                                    52-2219677
 ------------------------------           -------------------------------------
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or Organization)

                        23332 Mill Creek Drive, Suite 230
                             Laguna Hills, CA 92653
                                 (858) 518-1387
    --------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's mailing address in California)

                                   Copies to:
                               Michael L. Corrigan
                       Law Offices of Michael L. Corrigan
                         4275 Executive Square Suite 210
                               La Jolla, CA 92037
                                 (858) 362-1440
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

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


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statements, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462( c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                 CALCULATION OF REGISTRATION FEE
==============================================================================================================================


Title of each class of          Number of shares to     Proposed Maximum                Proposed Max.          Amount
securities to be registered     be registered (1)       offering price per unit (2)     aggregate offering     of registration
                                                                                        price (2)              fee
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value             4,798,106                 $1.00                       $4,798,106              $607.92
$.0006 per share

     (1) There is also being registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend, combination or other change in the outstanding shares of common stock.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $1.00 per share average of high and low prices of the Registrant's common stock on the OTC Bulletin Board on June 2, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFULOE PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE
----------------------------------------------------------------

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


                               OFFERING PROSPECTUS



                                SUPERCLICK, INC.

                                4,798,106 SHARES

                                  COMMON STOCK

          The selling stockholders identified on pages 18 and 19 of this prospectus are offering on a resale basis a total of 4,798,106 shares of our common stock, including 2,100,000 issuable upon exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

          Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "SPCK".

          On June 2, 2004, the last sale price for our common stock as reported on the OTC Bulletin Board was $1.00.

                  --------------------------------------------

                    THE SECURITIES OFFERED BY THIS PROSPECTUS
                   INVOLVE A HIGHER DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 4.

                  --------------------------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT
    THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 3, 2004.

                                TABLE OF CONTENTS
                                                                            Page
Prospectus Summary.........................................................   4
Risk Factors...............................................................   5
Note Regarding Forward Looking Statements..................................   8
Management's Discussing and Analysis of Financial Condition
         and Results of Operations.........................................   8
Business...................................................................   11
Management.................................................................   14
Security Ownership of Certain Beneficial Owners and Management.............   17
Certain Relationships and Related Transactions.............................   18
Market for Common Equity and Related Stockholder Matters...................   18
Use of Proceeds............................................................   19
Plan of Distribution.......................................................   20
Description of Capital Stock...............................................   22
Disclosure of Commission Position on Indemnification for Securities
  Act Liabilities..........................................................   23
About This Prospectus......................................................   23
Where You Can Find More Information........................................   23
Validity of Common Stock...................................................   23
Experts....................................................................   23
Index to Financial Statements..............................................   25
Part II....................................................................   72
Indemnification of Directors and Officers..................................   72
Other Expenses of Issuance and Distribution................................   72
Recent Sales of Unregistered Securities....................................   73
Undertakings...............................................................   75
Signatures.................................................................   76
Legality Letter............................................................


                               PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus and the documents incorporated into this prospectus by reference in their entirety.

                                   OUR COMPANY

          We are engaged in the business of developing and commercializing proprietary Internet access management solutions for the hospitality, education and multiple-tenant unit (MTU) markets. Our flagship product line, Superclick Internet Access Management Systems (SIMS), is based on a patented technology providing cost-effective Internet access for PBX-based low-speed and Ethernet-based high-speed traffic on wired and wireless networks.

          We were incorporated in Washington in June 1999 under the name "Exo-Web.Com", and in January 2000 changed our name to "DDR Systems, Inc". During the period from 1999 to February 2001, we were engaged in start up activities related to the development and sale of our licensed product line consisting of high-tech instruments that are used to record information transferred from distant sources such as aircraft and satellites. In 2001 we acquired a 40% share in Nordic Racing and in March 2001 changed our name to "Grand Prix Sports, Inc". Later, in October 2002, we sold our 40% share in Nordic Racing due to management differences. Simultaneously, capital sources were identified that would provide the Company with cash to identify a synergistic business and for working capital in the interim.

          On August 19, 2003, the Company's board of directors approved a reverse stock split on the basis of one new share for six old shares effective with the date of October 10, 2003. The reverse split was effected in conformity with the State of Washington Business Code 23B.10.020 and did not require shareholder approval prior to the filing of its amendment.

          On September 1, 2003, the Company's board of directors approved the change of its corporate name to "Superclick, Inc." from "Grand Prix Sports, Inc." to more accurately reflect the business of its intended acquisition target, "Superclick Networks, Inc.". The name change took effect on October 6, 2003.On October 7, 2003, the Company concluded the acquisition of Superclick Networks, Inc. a company chartered in Quebec, Canada.

          Our executive offices are located at 23332 Mill Creek Drive, Suite 233, Laguna Hills, California, 92653. Our Internet site is WWW.SUPERCLICK.COM

                               RECENT DEVELOPMENTS

          In October 2003, we completed a private placement of 1,933,333 units at a per unit price of $.09, which consisted of one common share, one A Warrant with an exercise price of $.18 and one B Warrant with an exercise price of $.24. We received aggregate net proceeds of approximately $174,000. In January 2004, we completed the exercise of all of the A Warrants and received aggregate net proceeds of $384,000.

          Through June 2004, we have placed 2,100,000 units in a private placement at a per unit price of $.45, which consisted of one common share and one A Warrant with an exercise price of $.60. We have received aggregate net proceeds of approximately $850,500.

                                  RISK FACTORS

          For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 5 of this prospectus.

                                  THE OFFERING

          The selling stockholders identified on page 20 of this prospectus are offering on a resale basis a total of 4,798,106 shares of the following shares of our common stock:

     o 2,100,000 shares of our outstanding common stock issued in connection with our April 2004 private placement;

     o 2,100,000 shares of our outstanding common stock issuable at an exercise price of $.60 in connection with the exercise of A warrants related to our May 2004 private placement;

     o 250,000 shares of our outstanding common stock issued pursuant to consulting fees; o 273,106 shares of our outstanding common stock issued in connection with our non-employee director compensation plan effective January 1, 2004;

     o 75,000 shares of our outstanding common stock issued in connection with debt conversion in February 2004;


            Common stock offered.............................  4,798,106  shares

            Common stock outstanding before the offering..... 24,377,251  shares

            Common stock outstanding after the offering(1)... 29,175,356  shares

            Common stock OTC Bulletin Board symbol........... SPCK

(1) Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

          An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

                                  RISK FACTORS

Risks Related To Our Business:

Any inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

          Our future success and ability to compete depends in part upon our employees, customer relationships, proprietary technology and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret claims, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property.

          Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

The departure of certain key personnel could harm the financial condition of the Company.

          Sandro Natale is intimately involved in our business and has day to day relationships with critical customers and are also critical to our product development. Superclick is not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors.

          We have many competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Some of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products and services than are available to us.

There are risks associated with our planned growth.

          We have very limited assets upon which to rely for adjusting to business variations and for growing new businesses. While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. There can be no assurance that we will be successful in raising a sufficient amount of additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution.

There are risks associated with forward-looking statements made by us, and actual results may differ.

          Some of the information in this prospectus and the registration statement of which it is a part contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;

     o contain projections of our future results of operations of our financial condition; and

     o    state other "forward-looking" information.


          We believe it is important to communicate our expectations. However, there will be events in the future that we are not able to accurately predict, or over which we have little or no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.


Risks Relating To Our Common Stock:

There is a limited market for our common stock.

          Our common stock is traded in the Over-the-Counter Bulletin Board market, and this may cause delays in the timing of transactions and reductions in the number and quality of securities analysts' reporting on us and the extent of our coverage in the media. Trading in our common stock has been sporadic, and at present, there is a limited market for it. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

          As of December 19, 2003, a total of 20,325,788 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or
(ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

Our common stock is subject to "penny stock" rules.

          Our common stock is classified as a penny stock by the Securities and Exchange Commission. This classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a pennystock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading "Risk Factors" in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

            MANAGEMENT'S DISCUSS AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          You should read the following discussion of our results of operations and financial condition in conjunction with our Annual Report on Form 10-KSB for the period ended October 31, 2003, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, and our amended Current report on Form 8-K filed with the SEC on June 4, 2004. This discussion included "forward-looking" statements that reflect our current views with respect to future events and financial performance. We use words such as we "expect." "anticipate," "believe," and "intend" and similar expressions to identify forward-looking statements. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified in the "Risk Factors" section of this prospectus, and should not unduly rely on these forward looking statements. All share and per share information in this discussion has been adjusted for the 1 for 6 reverse stock split effected on October 10, 2003.

Critical Accounting Policies

          Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with our Board of Directors, we have identified eight accounting principles that we believe are key to an understanding of our financial statements. These important accounting policies require management's most difficult, subjective judgments.

Revenue recognition policy

          Revenue from the sale of Internet high speed connection equipment is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery and installation of the equipment to the customer.

Accounting estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable

          Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable. The Company evaluates receivables on a regular basis for potential reserve.

Inventories

          Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out method or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Shipping and handling costs

          The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Income taxes

          Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company underwent a change of control for income tax purposes according to Section 381 of the Internal Revenue Code. The Company's utilization of U.S. Federal net operating losses will be limited in accordance to Section 381 rules.

Foreign Currency Translation

          The financial statements of the Canadian subsidiary is measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of the company is translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. The financial statements are presented in United States of America dollars.

RESULT OF OPERATIONS

SIX MONTHS ENDED APRIL 30, 2004 AND APRIL 30, 2003

          During the six months ended April 30, 2004 the Company had net sales of $616,190 compared with no net sales for the six months ended April 30, 2003. The increase in sales was the result of the acquisition of Superclick Networks, Inc.

          For the six months ended April 30, 2004, general and administrative expense was $750,346 compared with $35,337 for the six months ended April 30, 2003. The increase was the result of the acquisition of Superclick Networks, Inc.

          Net loss for the six months ended April 30, 2004 was $543,451 compared to a net gain of $3,527 for the six months ended April 30, 2003. This increase in net losses was the result of the acquisition of Superclick Networks, Inc. The gain for the six months ended April 30, 2003 was due to the foregiveness of debt.

LIQUIDITY AND CAPITAL RESOURCES

          We have incurred an accumulated deficit of $931,825 and we expect to incur additional losses through the year ending October 31, 2004 and for the foreseeable future. This loss has been incurred through a combination of professional fees and expenses supporting out plans to acquire synergistic businesses.

          We have financed our operations since inception primarily through equity financing. During the six months ended April 30, 2004, we had a net increase in cash of $314,098. Total cash resources as of April 30, 2004 was $333,421 compared with $19,323 at the 10 months period ended October 31, 2003.

          In April, 2004 we commenced a private placement to sell up to 2,500,000 units at a per unit cost of $.45 consisting of one common share and one A warrant with an exercise of $.60. As of June 2004, we have received proceeds of $850,000 in connection with the April financing.

          During 2003, we commenced a private placement and sold 1,933,333 units at a per unit cost of $.09 consisting of one common share, one A warrant with an exercise of $.18 and one B warrant with an exercise of $.24 and received proceeds of $174,000 from the sale of the units. In January 2004, we exercised the A warrants and received proceeds of $348,000. As of May, 2004, we have received proceeds of $231,000 from the exercise of B warrants. Each warrant sold in connection with units converted into one warrant of our common stock.

          In 2003, prior to the private placement consisting of units consisting of one share, one A warrant and one B warrant per unit, we also commenced a private placement and sold 500,000 common shares at a per share cost of $.06 and received proceeds of $30,000 from the sale of the common shares.

          Our available working capital and capital requirements will depend on numerous factors, including progress in our distribution and sales of Internet access management solutions, the timing and cost of expanding into new markets, the costs of developing competitive technologies, changes in our existing collaborative and licensing relationships, the resources that we devote to developing new products and commercializing capabilities, the status of our competitors, our ability to establish collaborative arrangements with other organizations, our ability to attract and retain key employees and our need to purchase additional capital equipment. Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, other collaborative agreements, strategic alliances, and our ability to realize the full potential of our technology. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that the combined Company does obtain will be sufficient to meet the combined Company's needs in the long term. Through October 31, 2003, a significant portion of our financing has been through private placements of common stock and warrants. Unless our operations generate significant revenues, we will continue to fund operations from cash on hand and through similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Management believes that we will continue to incur net losses through at least October 31, 2004. Based on our current resources, we will need additional equity or debt financing or we will need to generate revenues through sales of our products or entering into strategic alliances to be able to sustain our operations until we achieve profitability, if ever.

          On October 7, 2003, we completed a reverse acquisition of privately held Superclick Networks, Inc., a Quebec, Canada chartered corporation. The acquisition was effected pursuant to an Agreement and Plan of Acquisition dated October 7, 2003 (the "Acquisition Agreement") by and among the Company, Superclick Networks, Inc. and certain shareholders of Superclick Networks, Inc. In accordance with the terms of the Acquisition Agreement, Superclick Networks, Inc. merged into Superclick, Inc., becoming its wholly owned subsidiary. Pursuant to the Acquisition Agreement, upon the effective time of the acquisition, Superclick Inc. issued 14,025,800 shares of common stock to Superclick Networks, Inc., which represented 59.9% percent of our outstanding voting stock after giving effect to the merger.

          Our common stock is quoted on the OTC Bulletin Board under the symbol "SPCK.OB". This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analyst's and the media's coverage of us. This may result in lower prices for shares of our common stock that might otherwise be obtained and could also result in a larger spread between the bid and the asked prices for shares of our common stock.

                                    BUSINESS

OVERVIEW

          We are engaged in the business of providing proprietary Internet access management solutions to the hospitality, education and multiple-tenant unit (MTU) markets. Our flagship product line, Superclick Internet Access Management Systems (SIMS), is based on a patented technology providing cost-effective Internet access for PBX-based low-speed and Ethernet-based high-speed traffic on wired and wireless networks.

Our Products and Services

          Superclick's flagship product is its Internet Management System (SIMS) solution. SIMS addresses both the concerns of the guests and the hotel by providing a reliable, easy to use Internet connection whether low-speed (LSIA) or high-speed (HSIA), wired or wireless. The seamless and transparent SIMS system requires no supplemental configuration by the guest.

SIMS Low Speed

          The SIMS LSIA enables the guest to simply plug their computer into the phone jack and dial their Internet Service Provider (ISP). The hotel's PBX identifies the ISP traffic and redirects it to a second dedicated SIMS trunk group, thereby freeing up the hotel's telephone lines for voice calls. The primary advantages that the SIMS LSIA solution offers hotels are that it improves guest service while lowering trunk costs. SIMS High Speed

          The SIMS HSIA enables guests to plug into the Ethernet port in their room, accept the charge from a pop-up screen and connect to the Internet without changing any settings to their PC. SIMS also provides advanced Internet access features such as firewall protection and packet shaping. Network congestion is a problem caused by file sharing, downloading files from peer-to-peer (P2P) web sites and other bandwidth intensive applications.

          The packet shaper works in to ways: (1) reduces the speed of the download and (2) gives priority of usage other than the ports it designated to slow. Packet shaping prevents P2P users from using too much bandwidth, or "commandeering" available bandwidth from others on the network.

          We were incorporated in Washington on June 3, 1999 under the name "Exo-Web.Com" and in January 2000, we changed our name to "DDR Systems, Inc.". During the period from 1999 to February 2001, we were engaged in start up activities related to the development and sale of our licensed product line consisting of high-tech instruments that are used to record information transferred from distant sources such as aircraft and satellites. In 2001 we acquired a 40% share in Nordic Racing and in March 2001 changed our name to

"Grand Prix Sports, Inc". Later, in October 2002, we sold our 40% share in Nordic Racing due to management differences. Simultaneously, capital sources were identified that would provide the Company with cash to identify a synergistic business and for working capital in the interim. On May 26, 2003 we entered into a Letter of Intent to acquire Superclick Networks, Inc., a private Quebec chartered corporation with principle place of business in Montreal, Canada. In September 2003, in anticipation of the Superclick Networks, Inc. acquisition we changed our name to Superclick, Inc. On October 7, 2003 we acquired Superclick Networks, Inc. In accordance with the terms of the merger, the outstanding shares of common stock of Superclick Networks, Inc. automatically converted into the right to receive an aggregate of approximately 59.9% percent of our outstanding common stock (after giving effect to the transaction).

MARKET AND COMPETITION

          According to estimates, the hospitality vertical presents a 2003 $4.41 billion opportunity for the telecom industry and for carriers looking to improve vertical marketing and solution selling to this vertical. Opportunities continue to lie around wireline voice and data for the purpose of lowering costs, integrating systems, and improving the guest experience.

          The hospitality industry is an estimated $350 billion dollar business, based on the most recent U.S. Census Bureau statistics. Recent decline in revenues is primarily due to the economic conditions and slowing travel activity due to the terrorist attacks and war in Iraq. Despite the industry revenue and profit margin decline, technology and telecom service continue to be a focus on hospitality expenses in order to enhance guest loyalty and retention, streamline operations, increase per guest revenues and occupancy rates, differentiate property accommodations, maintain brand identity, and optimize services to reduce costs.

          Among key drivers and trends occurring in the hospitality vertical as it relates to technology and telecom are:

     o    High-speed Internet access is a must have for hotels and motels
     o Wireless Internet and "Hot spots" are in the early stages of implementation, and is expected to see high growth over the next several years
     o Telecom Services is now a cost component, and not a revenue component in the hotel and motel industry
     o PBX Services are the primary communications systems for hotels and motels, while IP PBX and IP Centrex will transition as the next form of telecom systems in the hospitality industry
     o Increased Need for Integration with Property Management Systems (PMS), Centralized Reservations Systems (CRS), and Global Distribution Systems (GDS) brings the opportunity for managed services, hosting, consulting, and other value-added telecom services
     o Conferencing Services (Voice, Web, Video) are a major need in conference and meeting rooms within hotels, convention hotels, and conference centers
     o Hub, LAN, and Internet connectivity is a must-have at conferences and trade shows, therefore on-site services, equipment, and billing will be in demand.
     o Telecom services and technology are being leveraged to differentiate hotels and restaurants, in order to attract end-users and provide better services

          Hotels are seeing an ever-rising demand for Internet accessibility and use due to guest dependence on the World Wide Web and email. In order to appeal to business, as well as vacationing travelers, hotels must provide improved Internet connectivity to stay competitive irrespective of the cost.

Competitors

          Nearly all of our business is awarded through competitive procurements. The Internet management services industry consists of several companies with which Superclick competes and who can provide the same type of services. Many of our competitors are larger and have greater financial resources than we do. We obtain much of our business on the basis of proposals to new and existing customers. Competition usually centers on successful past performance, technical capability, management, personnel experience and price.


         Superclick has many competitors who contend for the same customers.
They are competent, experienced and continuously working to take work and projects away from Superclick. These competitors range in size from one million dollars in annual revenue to several hundred million dollars in annual revenue.
Most of the Company's business is at presently is based on one time sales, although we are attempting to implement a recurring revenue model through service and customer support. We have achieved a level of trust with each client that is comfortable, but not secure. We recognize that the Superclick niche areas are desirable to other professional service firms, and we continuously seek to improve within these niches rather than expanding hastily to new areas.

Intellectual Property And Other Proprietary Rights

          Superclick has registered the following trademarks with the Canadian
Trademark Office: "Superclick". We have pending patent applications filed in Canada for a "hospitality remote access server" and in the U.S. for an "Internet communication system in a network for the hospitality industry." Both patent applications are pending.

          We believe that our intellectual property is important to our success, and we try to protect it as described above and through the maintenance of trade secrets. We feel that name brand recognition will make our products and services stand out and become the recognized names that people think of when they think of management services.

          However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may claim that we have violated their proprietary rights or infringed on their intellectual property. Any such claims could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

Employees

          On May 1, 2004, we employed 11 full-time employees and no part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within Superclick. We believe our employee relations are good.

Facilities

          The business and operations of the Company are currently conducted in the following office spaces:

Location                            Approximate Square Feet            Date Current     Monthly Rent
                                                                       Lease Expires

32223 Mill Creek Dr. Ste. 230       Executive Office - 500 sq. ft.     NA               $300.00
Laguna Hills, CA 92653

2960 Fleury East                    2,300                              Month to month   $1,006.00 (US)
Montreal Quebec
H2B 1M4
Canada


LEGAL PROCEEDINGS

         The Company has no legal proceedings at this time.

                                       13

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name                      Age          Position
----------                -----        ----------

John L. Glazik            54           President and Chief Executive Officer

Todd M. Pitcher           35           Chairman of the Board and Interim CFO

Hugh Renfro               79           Director

Jacobo Melcer             63           Director

Stephen J. Montague       48           Director

Ronald Fon                36           Director

Robert G.  Macfarlane     36           Director

Sandro Natale             34           VP Business Development and Director


JOHN L. GLAZIK has been President and Chief Executive Officer of our company since March 2004. Prior to that, Mr. Glazik served as CEO and Chairman of Ennovate Networks, Inc. and as Vice President of the Access Products Division/Broadband Business Group of ADC Telecommunications, Inc., a publicly traded company. Mr. Glazik brings more than 20 years experience in the telecommunications industry to Superclick, and holds a Ph.D. in Theoretical & Applied Mechanics and an M.S. in Mechanical Engineering from Northwestern University as well as a B.E. in Mechanical Engineering from the Cooper Union.

TODD M. PITCHER has been Chairman of the Board of our company since completion of the merger transaction with Superclick Networks, Inc. in October 2003. Prior to the merger, Mr. Pitcher served as President, Chief Executive Officer and Chief Financial Officer of Grand Prix Sports, Inc. since January 2003. Mr. Pitcher has also served in the Executive Management capacity 4Dcard, Inc. from March 2002 through July 2003. Mr. Pitcher has several years experience in the investment banking, business consulting and equity research, serving as Director of Equity Research at Equity Securities in Golden Valley, Minnesota and several other regional investment banking firms. Mr. Pitcher has B.A. in Philosophy from the University of California at Berkeley and has attended graduate school at the University of California at Santa Barbara and Claremont Graduate School.

HUGH RENFRO has been a Director of our company since completion of the merger transaction with Superclick Networks, Inc. in October 2003. Prior to the merger, Mr. Renfro served as Secretary and Director of Grand Prix Sports, Inc. since March 2003. Mr. Renfro has extensive international business experience with more than 31 years spent overseas with the Arabian-American Oil Company, Cia Petrolera Chevron and the Arabian Chevron Oil Company working in government relations, marketing and the establishment of joint venture operations.

JACOBO MELCER has been a Director of our company since January 2004. Mr. Melcer is also Chairman and President of Frontcom.com, Inc., a provider of broadband services for Mexico/US border towns. He is the founder and serves as a Director of CPM Electronics Inc., a leading distributor of telecommunications and electronics products in Latin America. Mr. Melcer is also Founder of Grupo MEXEL, Mexico's leading high technology integrator for the last 30 years. In addition, Mr. Melcer is a founder of ACT Networks, a publicly traded U.S. company that is a world-leader in frame-relay technology and has served on ACT's Board of Directors through the public offering. Mr. Melcer holds a degree in Physics from the Universidad National Autonoma de Mexico (UNAM) with a Masters Degree in Oceanography.

STEPHEN J. MONTAGUE has been a Director of our company since January 2004. Mr. Montague is currently the Director of Information Technology at Westmont Hospitality Group, which owns and operates a diverse selection of properties across Canada, the United States and Europe. He currently serves on the Board of Advisors to GLOBALIVE Communications and the CIO Summit Ryerson IT Leadership
Development Program. Mr. Montague has also served as Director of Product
Marketing at CRM Solutions and Network Engineering Senior Manager at Nortel
Networks. Mr. Montague holds a B.S. in Electrical Engineering from the
University of Waterloo, Ontario.

RONALD FON has been a Director of our company since the completion of the merger transaction with Superclick Networks, Inc. in October 2003. Mr. Fon also served as interim-Chief Executive Officer during the period from October 2003 through March 2004. Prior to the merger, Mr. Fon served as Chief Executive Officer of
Superclick Networks, Inc. Mr. Fon is the founder of Optimus Asset Management, a money management firm specializing in alternative investments. He also serves as Director of numerous investment funds and early stage companies. Mr. Fon holds a B.A. (Honors) from McGill University in Montreal, Quebec and has worked towards a Ph.D. degree on the methodological issues in economic science at the Foundations of Science Unit, University of Western Ontario, London, Ontario.

ROBERT G. MACFARLANE has been a Director of our company since the completion of the merger transaction with Superclick Networks, Inc. in October 2003. Mr.
MacFarlane also served as President during the period from October 2003 through March 2004. Prior to the merger, Mr. MacFarlane served as President of Superclick Networks, Inc. and was the sole founder of the company. Prior to that, Mr. MacFarlane served as VP of Business Development for CDS Communications
Group. He also founded Total Networking S.L. in Spain, a company dedicated to providing Internet dialup connection solutions. Mr. MacFarlane holds a B.A. in Sociology and Business from Bishop's University.

SANDRO NATALE has been VP of Business Development of our company since completion of the merger transaction with Superclick Networks, Inc. in October
2003. Prior to the merger, Mr. Natale served as VP of Business Development of Superclick Networks, Inc. Prior to Superclick, Mr. Natale founded ITS Service
Inter-Tek, a computer networking company that was later acquired by GSI
Technologies. Mr. Natale holds a degree in Computer Science from Dawson College.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer and the other highest-paid executive officers serving as such at the end of 2003 whose compensation for that fiscal year was in excess of $50,000. The individuals named in the table will be hereinafter referred to as the "Named Officers." No other executive officer of Superclick, Inc. received compensation in excess of $50,000 during fiscal year 2003.

                                                   Summary Compensation Table
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Long-Term
                                                                                                 Compensation      All Other
                                                                                                 Awards            Compensation
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Securities
                                                                                Other Annual     Underlying
Name and Principle Position         Year    Salary (US$)      Bonus (US$)       Compensation     Options/Sars
(#)
--------------------------------------------------------------------------------------------------------------------------------
John Glazik                         2004     $90,000          $10,000           ---              884,784           ---
President and                       2003     ---              ---               ---              ---               ---
Chief Executive Officer             2002     ---              ---               ---              ---               ---
--------------------------------------------------------------------------------------------------------------------------------
Sandro Natale                       2004     $42,000          ---               ---              ---               ---
VP Sales                            2003     $42,000          ---               ---              ---               ---
                                    2002     $26,000          ---               ---              ---               ---
--------------------------------------------------------------------------------------------------------------------------------

                                       15

OPTIONS AND STOCK APPRECIATION RIGHTS

          We currently do not have any stock option plan for executive officers in place.

LONG TERM INCENTIVE PLAN AWARDS

          No long term incentive plan awards were made to any of our executive officers during the last fiscal year.

COMPENSATION OF DIRECTORS

          Non-employee directors are eligible to participate in an automatic stock option/stock grant program pursuant to the 2004 Non-Employee Directors Stock Incentive Plan adopted on December 31, 2003. The Stock Incentive Plan provides for the issuance of Options, Restricted Stock, and/or Deferred Stock to an Awardee. The total number of shares of Common Stock which may be awarded under the Plan is 1,500,000. If any shares subject to any award granted hereunder are forfeited or such award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such award, to the extent of such termination or forfeiture, shall again be available for grant under the Stock Incentive Plan during the term of the Plan. An annual aggregate limit of 300,000 shares (including Options, Restricted Stock, and Deferred Stock) is set for any individual Director.

The Stock Incentive Plan shall have a duration of ten years commencing on January 1, 2004. Awardees are defined as director to whom an award is made. An eligible director is any person who on the date of grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary. Stock Options are non-qualified right-to-buy Options for the purchase of Common Stock of the Company. The term of each Option shall be ten years from the Date of Grant. The Option Price shall be the Fair Market Value of Superclick, Inc. Common Stock on the date the Option is granted. Under no circumstances shall any Option vest in less than one year from the date of grant. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise either in cash or with currently owned shares. Neither the Committee on Directors and Governance nor the Board of Directors may reprice any Option that is "underwater." Restricted Stock is Common Stock of the Company restricted as to sale in such fashion as the Committee on Directors and Governance shall determine. Prior to the lifting of the restrictions, the Awardee will be entitled to receive dividends from and to vote the shares of Restricted Stock.

Executives' Compensation Policies

          Compensation of our executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of our executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The board of directors utilizes subjective criteria for evaluation of individual performance and relies substantially on our executives in doing so. The Board focuses on two primary components of our executives compensation program, each of which is intended to reflect individual and corporate performance: base salary and long-term incentive compensation.


          Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom we expect to compete for executive talent and with reference to revenues, gross profits and other financial criteria. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries.


          It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of our shareholders. The board believes that option grants should be considered on an annual basis.

Employee Incentive Plan

          On April 8, 2004 the board of directors approved and adopted a 2004 Incentive Stock Option Plan (the "Plan") and authorized the Registrant's executive officers to file a registration statement on a Form S-8 for 2,000,000 common stock shares underlying the options.

EMPLOYMENT AGREEMENTS

          JOHN L. GLAZIK

          Mr. Glazik's employment with us is governed by an employment agreement which provides for a base salary at the rate of ninety thousand ($90,000.00) dollars for the first year under employment, and a base annual salary of one-hundred and forty thousand ($140,000.00) dollars through the second year of the term of the Agreement. Under the terms of the employment agreement, Mr. Glazik also received a stock option grant on eight hundred and eighty-four thousand seven hundred and seventy-four (884,784) shares at an exercise price of $.50 per share, and is eligible for a bonus of ten thousand ($10,000.00) at the end of the first year of employment.

          SANDRO NATALE

          Upon completion of the merger transaction with Superclick Networks, Inc. on October 7, 2003, Sandro Natale was appointed VP of Business Development. Mr. Natale's employment with us is governed by an employment agreement originally entered into between he and Superclick Networks, Inc., which we assumed following the merger. The agreement provides for term of employment that may be extended for additional one (1) year periods thereafter. Mr. Natale was entitled to receive a base salary equal to Canadian $42,000.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding beneficial ownership of our common stock as of April 1, 2004, by (i) each person known by us to be the beneficial ownership of more than 5 percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and
(iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 23332 Mill Creek Drive, Laguna Hills, CA 92653.

Name                                     Shares Beneficially
                                               Owned            Percent of Class
--------------------------------------------------------------------------------

John Glazik                                  884,784(1)               3.6%

Robert G. MacFarlane...................    3,630,611(2)              14.8%

Sandro Natale..........................    3,526,100                 14.4%

Todd M. Pitcher........................       53,571                   *

Ronald Fon.............................       29,411                   *

Hugh Renfro............................       53,571                   *

Steven J. Montague.....................       53,571                   *

Jacobo Melcer..........................       53,571                   *

All directors and officers as a group      8,338,761                 34%

----------
(*) means less than 1 percent.
(1) Mr. Glazik owns an option to purchase 884,784 shares of common stock with an exercise price of $.50 pursuant to his employment agreement.
(2) Issued to Hagoth, Inc. of which Mr. MacFarlane is the sole shareholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Mr. Pitcher, Chairman of the Company, provides consulting services to us pursuant in exchange for monthly compensation of $1,250 and related expenses. See "Management - Employment Agreements".

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET FOR COMMON STOCK

          Our common stock trades on the OTC Bulletin Board under the symbol "SPCK.OB". The following table lists the high and low price for our common stock (as adjusted for 1-for-6 reverse stock spit effected on October 10, 2003) as quoted on the OTC Bulletin Board during each quarter within the last two calendar years.

          These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                             Low                   High
2002                                         ---                   ----
----
First Quarter                                $.54                  $7.20
Second Quarter                               $.24                  $1.26
Third Quarter                                $.12                  $.84
Fourth Quarter                               $.06                  $.18

2003
----
First Quarter                                $.06                  $.18
Second Quarter                               $.06                  $.30
Third Quarter                                $.06                  $.36
Fourth Quarter                               $.20                  $.51
2004
----
First Quarter                                $.25                  $.60


RECORD SHAREHOLDERS

          As of May 1, 2004, our common stock shares were held by one hundred and thirty-nine (139) shareholders of record, including those holders of record through depository accounts. The transfer agent of our common stock is First
American Stock Transfer, 1717 E. Bell Road, Suite 2, Phoenix, Arizona,
85022-6200.

DIVIDENDS

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

                                 USE OF PROCEEDS

          This prospectus relates to 4,798,106 shares of our common stock which may be sold from time to time by the selling shareholder. We will not receive any part of the proceeds of the sale of common stock by the selling shareholder.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of the common stock owned by the selling stockholders as of January 21, 2004, and after giving effect to this offering.

SHARES ISSUED IN CONNECTION WITH APRIL 6 2004 PRIVATE PLACEMENT
------------------------------- ----------------- ------------------- --------------------- ------------------
Name                            Shares            Number of           Number of shares      Percentage of
                                beneficially      outstanding         offered by selling    beneficial
                                owned before      shares offered by   shareholder           ownership after
                                offering          selling             issuable upon         offering
                                                  shareholder         exercise of warrants
------------------------------- ----------------- ------------------- --------------------- ------------------
                                None
------------------------------- ----------------- ------------------- --------------------- ------------------
Vicksburg Investments, Inc.     579,999           100,000             200,000               2.6%
------------------------------- ----------------- ------------------- --------------------- ------------------
Sausilito Ltd.                  None              200,000             400,000               1.3%
------------------------------- ----------------- ------------------- --------------------- ------------------
Craig Hudson                    None              100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Partner Marketing AG            None
------------------------------- ----------------- ------------------- --------------------- ------------------
Hans Schopper                   None              200,000             400,000               1.3%
------------------------------- ----------------- ------------------- --------------------- ------------------
Sam and Dawn Maywood            None              100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Alexander London                None              100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
George J. Sbordone Sr.          None              200,000             400,000               1.3%
------------------------------- ----------------- ------------------- --------------------- ------------------
Orva Harwood                    None              100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Sandra Hall                     None              100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Norman Nouskajian               None              55,555              111,110               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Don Roger Norman Trust          None              444,444             888,888               3.0%
------------------------------- ----------------- ------------------- --------------------- ------------------
Carol E. Crofts and A.          None              89,000              178,000               *
Frederick Bahr
------------------------------- ----------------- ------------------- --------------------- ------------------
Ben Johnson                     83,333            100,000             200,000               *
------------------------------- ----------------- ------------------- --------------------- ------------------
Stan Levine                     None              11,000              22,000                *
------------------------------- ----------------- ------------------- --------------------- ------------------
Total                           663,333           2,100,000           4,200,000             16.6%
------------------------------- ----------------- ------------------- --------------------- ------------------

(*) means less than 1 percent.

                                       19

SHARES ISSUED IN CONNECTION WITH NON-EMPLOYEE DIRECTOR STOCK PLAN AND BUSINESS RELATED EXPENSES
------------------------------- ----------------- ------------------- --------------------- ------------------
Name                            Shares            Number of           Number of shares      Percentage of
                                beneficially      outstanding         offered by selling    beneficial
                                owned before      shares offered by   shareholder           ownership after
                                offering          selling             issuable upon         offering
                                                  shareholder         exercise of warrants
------------------------------- ----------------- ------------------- --------------------- ------------------
TGR Group                       None              250,000             *                     *
------------------------------- ----------------- ------------------- --------------------- ------------------
Hagoth, Inc.                    3,526,200         104,411             *                     12.4%
------------------------------- ----------------- ------------------- --------------------- ------------------
Optimus Asset Management        None              29,411              *
------------------------------- ----------------- ------------------- --------------------- ------------------
Stephen Montague                None              53,571              *                     *
------------------------------- ----------------- ------------------- --------------------- ------------------
Jacobo Melcer                   None              53,571              *                     *
------------------------------- ----------------- ------------------- --------------------- ------------------
Hugh Renfro                     None              53,571              *                     *
------------------------------- ----------------- ------------------- --------------------- ------------------
Todd M. Pitcher                 None              53,571              *                     *
------------------------------- ----------------- ------------------- --------------------- ------------------
Subtotal                                          598,106             *                     2.0%
------------------------------- ----------------- ------------------- --------------------- ------------------
(*) means less than 1.0%

                              PLAN OF DISTRIBUTION

          We are registering the shares offered by this prospectus in part on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

          The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o short sales; o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; o a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

          The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

          The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

          Other selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

          To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

          In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

          We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

          We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

          Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 29,175,356 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an "affiliate" of our company (as defined in the Securities Act).

          Our currently outstanding shares that were issued in reliance upon the "private placement" exemptions provided by the Act are deemed "restricted securities" within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The 14,025,800 restricted shares of our common stock that were issued in connection with the merger with Superclick Networks, Inc., will become eligible for resale on October 7, 2004, provided that all of the other requirements of Rule 144 can be satisfied.

          In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker's transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

          Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

          Our certificate of incorporation, as amended to date, authorizes us to issue up to 120,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of April 1, 2004, we had 24,377,251 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock and is First American Stock Transfer, 1717 E. Bell Road, Suite 2, Phoenix, Arizona, 85022-6200.

COMMON STOCK

          Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking fund provisions for our common stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Washington General Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

          To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                              ABOUT THIS PROSPECTUS

          This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information." We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                       WHERE YOU CAN FIND MORE INFORMATION

          Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

                            VALIDITY OF COMMON STOCK

          Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by the Law Offices of Michael L. Corrigan, 7770 Regents Rd., Suite 113-401 San Diego, CA 92122-1967.

                                     EXPERTS

          The condensed consolidated financial statements as of April 30, 2004, for the three and six months ended April 30, 2004 and 2003, and for the period from June 3, 1999 (Date of Inception) to April 30, 2004, and the consolidated balance sheet as of October 31, 2003 and the related statements of consolidated operations, stockholder's equity (deficit), comprehensive income (loss), and cash flows for the ten months then ended, for the year ended December 31, 2002, and for the period from June 3, 1999 (Date of Inception) to October 31, 2003, respectively, included in the Registration Statement have been reviewed and audited by Bedinger & Company, independent certified public accountants, to the extent and for the periods set forth in their reports (which contain explanatory paragraphs regarding Superclick, Inc.'s ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

FOR THE QUARTER ENDED APRIL 30, 2004 (UNAUDITED)

Accountant's Review Report.................................................26

Consolidated Balance Sheet at April 30, 2004 (Unaudited)...................27

Consolidated Statements of Operations and accumulated deficit for Three and Six Months ended April 30, 2004 and 2003, and for the period June 3, 1999 (Inception) to April 30 (Unaudited)...............28

Consolidated Statements of Stockholders' Equity for the three and six months ended April 30, 2004, and for the period June 3,
1999 (Inception) to April 30, 2004 (Unaudited).............................29

Consolidated Statements of Comprehensive Income (Loss) for the
three months ended April 30, 2004 and 2003, and for the period
June 3, 1999 (Inception) to April 30, 2004 (Unaudited).....................30

Consolidated Statements of Cash Flows for the three and six
months ended April 30, 2004 and 2003, and for the period June 3,
1999 (Inception) to April 30, 2004( Unaudited).............................31

Supplemental Schedule of Non-Cash Investing and Financing Activities.......32

Notes to Consolidated Financial Statements.................................33-47


FOR THE YEAR ENDED OCTOBER 31, 2003

Independent Auditors' Report ..............................................48

Consolidated Balance Sheet at October 31,  2003 ...........................50

Consolidated Statements of Operations for the ten months ended
October 31, 2003, the year ended December 31, 2002 and the period
June 3, 1999 (Inception) to October 31, 2003...............................51

Consolidated Statements of Stockholders' Equity (Deficit) for the
ten months ended October 31, 2003, and the period June 3, 1999
(Inception) to October 31, 2003............................................52

Consolidated Statements of Comprehensive Income (Loss) Operations
for the ten months ended October 31, 2003, the year ended
December 31, 2002 and the period June 3, 1999 (Inception) to
October 31, 2003...........................................................53

Consolidated Statements of Cash Flows for the ten months ended
October 31, 2003, the years ended December 31, 2002, 2001, and 2000, and the period June 3, 1999 (Inception) to October 31, 2003................54

Supplemental Schedule of Non-Cash Investing and Financing Activities.......55

Notes to Consolidated Financial Statements.................................56-71

INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
Superclick, Inc.
(A Development Stage Company)
Laguna Hills, California


We have reviewed the accompanying condensed consolidated balance sheet, and the related condensed consolidated statements of operations, stockholder's equity (deficit), comprehensive income (loss), and cash flows of Superclick, Inc. as of April 30, 2004, for the three and six months ended April 30, 2004 and 2003, and for the period from June 3, 1999 (Date of Inception) to April 30, 2004. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management plans in regards to these matters are also described in Note E. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bedinger & Company
Certified Public Accountants
Concord, California
June 14, 2004

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet
April 30, 2004
--------------------------------------------------------------------------------
                                                                     April 30
                                                                    -----------
ASSETS                                                                  2004
------                                                              -----------
CURRENT ASSETS (Unaudited)

        Cash                                                        $   333,421
        Accounts receivable                                             433,911
        Tax credits receivable                                          104,020
        Prepaid expenses                                                 40,644
        Work In Process Inventory, net of reserve of $18,215             65,583
                                                                    -----------
               TOTAL CURRENT ASSETS                                     977,579

Fixed assets (Note B)
        Cost                                                            102,285
        Accumulated Depreciation                                        (42,125)
                                                                    -----------
        Net                                                              60,160

Goodwill (Note J)                                                     1,354,606


               TOTAL ASSETS                                         $ 2,392,345
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
        Accounts payable and accrued expenses :
               Accounts payable                                         335,559
               Accrued payroll                                           25,213
               Accrued other                                             26,197
                                                                    -----------
               TOTAL CURRENT LIABILITIES                                386,969

COMMITMENT (Note I)

STOCKHOLDERS' EQUITY (Note E)
              Preferred stock, par value $.0001; 20,000,000
               shares authorized; 0 issued and outstanding                 --
              Common stock, par value $.0006, 121,000,000
               shares authorized; issued and outstanding
               23,965,567 at April 30, 2004                              14,379
              Additional paid-in capital                              2,954,764
              Deficit accumulated during the development stage         (931,825)
               Accumulated other comprehensive (loss)
                    (Cumulative translation adjustment)                 (31,942)
                                                                    -----------

               TOTAL STOCKHOLDERS' EQUITY                             2,005,376
                                                                    -----------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 2,392,345
                                                                    ===========


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2004 and 2003, and The Period June 3, 1999 (Date of Inception) to April 30, 2004
-------------------------------------------------------------------------------------------------------------------------

                                                  Three Months Ended               Six Months Ended          June 3, 1999
                                                      April 30,                        April 30,            (Inception) to
                                             ----------------------------    ----------------------------      April 30,
                                                 2004            2003            2004            2003            2004
                                             ------------    ------------    ------------    ------------    ------------
Revenue
     Net Sales                               $    324,768    $       --      $    616,190    $       --      $    618,882
     Cost of goods sold                           240,721            --           409,295            --           412,318
                                             ------------    ------------    ------------    ------------    ------------
     Gross Profit                                  84,047            --           206,895            --           206,564

Cost and Expenses
     Loss on equity method investment                --              --              --              --            90,000
     Bank charges                                   4,525              45           8,140              75           9,113
     Communication                                 16,009            --            26,346            --            38,582
     Consulting fees                                3,410            --             9,276            --            27,977
     Meals and entertainment                        7,527            --            11,410            --            47,109
     Depreciation and amortization                  1,442            --             6,691              40          14,648
     Marketing and promotion                           80            --             5,281            --            36,310
     Office                                        11,953           1,195          30,090           2,035          37,212
     Director Compensation                        177,519            --           177,519            --           177,519
     Professional fees                             48,373          20,595         112,418          32,385         326,727
     Investor relations                            73,103            (891)         74,856            (448)        103,585
     Loss due to license revisions                   --              --              --              --             4,639
     Write down of furniture and equipment           --              --              --              --             1,315
     Salary and wages                             133,893            --           228,343            --           260,563
     Travel                                        27,155             375          49,753             375          81,013
     Taxes                                          7,846            --             7,846            --             8,646
     Research and development                       1,150            --             1,150            --           (13,165)
     Interest expense (related party)                 862            --             1,227             875           5,460
                                             ------------    ------------    ------------    ------------    ------------
     Total Expenses                               514,847          21,319         750,346          35,337       1,257,253
                                             ------------    ------------    ------------    ------------    ------------
Loss from Operations                             (430,800)        (21,319)       (543,451)        (35,337)     (1,050,689)
Gain on sale of investment                           --              --              --              --            80,000
Gain on forgiveness of debt                          --              --              --            38,864          38,864
                                             ------------    ------------    ------------    ------------    ------------
     Total Other Income                              --              --              --            38,864         118,864

      Net Earnings (Loss)                    $   (430,800)   $    (21,319)   $   (543,451)   $      3,527    $   (931,825)
                                             ============    ============    ============    ============    ============

     Net (Loss) per common share
     Basic and diluted                       $      (0.02)   $      (0.01)   $      (0.03)   $       0.00
                                             ============    ============    ============    ============

     Weighted average common shares
     outstanding Basic and diluted             22,070,512       3,117,593      21,409,044       3,086,111


                                                              28

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholder's Deficit
For the Three Months Ended April 30, 2004, Years Ended December 31, 2000, 2001, 2002, and Ten Months Ended October, 31, 2003, and
The Period June 3, 1999 (Date of Inception) to January 31, 2004
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            Deficit
                                                   Common Stock                           Accumulated    Accumulated
                                             --------------------------    Additional     during the        Other          Total
                                              Number of                     Paid-in       Development   Comprehensive  Stockholders'
                                               Shares          Amount       Capital          Stage          Income        Equity
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES June 3, 1999                               --      $      --      $      --      $      --      $      --      $      --

      Shares issued during the period
        Shares issued to acquire license
          (Note B)                             8,333,333          5,000          5,000           --             --           10,000
        Shares issued for cash                 1,916,667          1,150        102,350           --             --          103,500

      Net loss for the period from
        June 3, 1999
      (inception) through December 31, 1999         --             --             --          (18,936)          --          (18,936)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES December 31, 1999                    10,250,000          6,150        107,350        (18,936)          --           94,564

      Net loss for 2000                             --             --             --          (88,027)          --          (88,027)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES December 31, 2000                    10,250,000          6,150        107,350       (106,963)          --            6,537

      Shares issued during the period
        Shares Issued for Nordic
          acquisition (Note K)                   166,667            100         89,900           --             --           90,000

      Shares cancelled during the period
        Shares cancelled for license
        agreement revisions                   (7,916,667)        (4,750)         4,750           --             --             --

      5:1 forward stock split                        5:1           --             --             --             --             --

      Net Loss through December 31, 2001            --             --             --         (181,335)          --         (181,335)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES December 31, 2001                     2,500,000          1,500        202,000       (288,298)          --          (84,798)

      Issuance of common stock                   583,333            350         64,635           --             --           64,985

      Net Loss through December 30, 2002            --             --             --          (10,534)          --          (10,534)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES December 31, 2002                     3,083,334          1,850        266,635       (298,832)          --          (30,347)

      Shares issued during the period
        Shares issued for cash                 2,433,333          1,460        202,540           --             --          204,000
        Shares Issued for Superclick
          Networks, Inc. acquisition
            (Note J)                          14,025,800          8,415      1,236,520           --             --        1,244,935

      6:1 reverse stock split                        1:6           --             --             --             --             --

      Foreign Currency Translation
        Adjustment                                  --             --             --             --           (7,476)        (7,476)

      Net Loss through October 31, 2003             --             --             --          (89,542)          --          (89,542)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES October 31, 2003                     19,542,467    $    11,725    $ 1,705,695    $  (388,374)   $    (7,476)   $ 1,321,570
      Shares issued during the period
        Shares issued for cash                 3,899,994          2,340      1,027,660           --             --        1,030,000
        Shares issued for services               523,106            314        239,706           --             --          240,020
        Stock options granted                       --             --            4,203           --             --            4,203
        Fees related to share issuance              --             --          (22,500)          --             --          (22,500)
      Foreign Currency Translation
        Adjustment                                  --             --             --             --          (24,466)       (24,466)
      Net Loss through January 31, 2004             --             --             --         (543,451)          --         (543,451)
                                             -----------    -----------    -----------    -----------    -----------    -----------
BALANCES April 30, 2004                       23,965,567    $    14,379    $ 2,954,764    $  (931,825)   $   (31,942)   $ 2,005,376
                                             ===========    ===========    ===========    ===========    ===========    ===========


                                                           29

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Unaudited Consolidated Statements of Comprehensive Income (Loss) For the Three and Six Months Ended
April 30, 2004, and 2003, and The Period June 3, 1999 (Date of Inception) to April 30, 2004
-----------------------------------------------------------------------------------------------------------


                                                 Three Months Ended         Six Months Ended    June 3, 1999
                                                      April 30,                 April 30,      (Inception) to
                                               ----------------------    ----------------------   April 30,
                                                 2004          2003         2004         2003        2004
                                               ---------    ---------    ---------    ---------   ---------

Net Gain/(Loss)                                $(430,800)   $ (21,319)   $(543,451)   $   3,527   $(931,825)

Other Comprehensive Income (Loss)                   --           --           --           --          --

     Foreign Currency Translation Adjustment     (13,873)        --        (24,466)        --       (31,942)
                                               ---------    ---------    ---------    ---------   ---------

Net Comprehensive (Loss)                       $(444,673)   $ (21,319)   $(567,917)   $   3,527   $(963,767)
                                               =========    =========    =========    =========   =========








                                                    30

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Three and Six Months Ended April 30, 2004 and 2003, and The Period June 3, 1999 (Date of Inception) to April 30, 2004
---------------------------------------------------------------------------------------------------------------------------------

                                                              Three Months Ended             Six Months Ended         June 3, 1999
                                                                   April 30,                     April 30,           (Inception) to
                                                          --------------------------    --------------------------      April 30,
                                                              2004           2003           2004           2003           2004
                                                          -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                              $  (430,800)   $   (21,319)   $  (543,451)   $     3,527    $  (931,825)
    Adjustments to reconcile net loss
       to net cash used by operating activities:
        Depreciation                                            1,442           --            6,692           --            9,288
        Amortization                                             --             --             --               40          5,361
        License impairment agreement                             --             --             --             --            4,639
        Abondonment of furniture and equipment                   --             --             --             --            1,315
        Loss on investment                                       --             --             --             --           90,000
CHANGES IN CURRENT ASSETS AND CURRENT
    LIABILITIES: (Net of effect of acquisition)
    (Increase) decrease in current assets:
        Accounts receivable                                  (161,194)          --         (374,966)          --         (245,812)
        Other receivables                                     (27,307)          --          (23,998)          --          (35,895)
        Prepaid expenses                                      (39,475)          --          (31,728)          --          (32,532)
        Inventory                                             (46,879)          --          (44,869)          --          (45,898)
    Increase (decrease) in current current liabilities:
        Accounts payable and accrued expenses                 117,255         17,734        148,015         23,073         88,416
        Accrued payroll                                         1,089           --          (29,759)          --          (40,026)
        Accrued other                                          (5,114)          --           19,470           --           35,824
                                                          -----------    -----------    -----------    -----------    -----------
        NET CASH USED FOR OPERATING ACTIVITIES               (590,983)        (3,585)      (874,594)        26,640     (1,097,145)
CASH FLOWS FROM INVESTING ACTIVITIES:
        Cash to acquire Superclick Networks, Inc.                --             --             --             --         (145,000)
        Acquisition of furniture and equipment                (24,853)          --          (27,740)          --          (32,080)
                                                          -----------    -----------    -----------    -----------    -----------
        NET CASH USED FOR INVESTING ACTIVITIES                (24,853)          --          (27,740)          --         (177,080)
CASH FLOWS FROM FINANCING ACTIVITIES:
        Sale of common stock                                  899,519          5,000      1,247,519         10,000      1,620,004
        Stock options issued                                    4,203           --            4,203           --            4,203
        Repayment of Note payable                                --             --          (23,143)          --             --
        Related party loan                                       --             --             --          (34,863)        (6,762)
                                                          -----------    -----------    -----------    -----------    -----------
        NET CASH PROVIDED  BY FINANCING ACTIVITIES            903,722          5,000      1,228,579        (24,863)     1,617,445

    EFFECT OF EXCHANGE RATE CHANGES ON CASH                    (4,273)          --          (12,147)          --          (16,371)
NET INCREASE (DECREASE) IN CASH                               283,613          1,415        314,098          1,777        326,849
CASH, beginning of period                                      49,808          1,126         19,323            765           --
CASH acquired                                                    --             --             --             --            6,572
                                                          -----------    -----------    -----------    -----------    -----------
CASH, end of period                                       $   333,421    $     2,541    $   333,421    $     2,541    $   333,421
                                                          ===========    ===========    ===========    ===========    ===========
Other non-cash investing and financing activities:
    License agreement acquired by issue of common stock   $      --      $      --      $      --      $      --      $    10,000
    Nordic Racing Limited acquired by issue of common
      stock                                               $      --      $      --      $      --      $      --      $    90,000
    Forgiveness of related party loan                     $      --      $      --      $      --      $      --      $    38,864
    Shares issued for services                            $   240,019    $      --      $   240,019    $      --      $   240,019
    Interest paid                                         $      --      $      --      $      --      $      --      $       597
    Taxes paid                                            $      --      $      --      $      --      $      --      $      --


                                                            31

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Supplemental Schedule of Non-Cash Investing and Financing Activities (Unaudited)
--------------------------------------------------------------------------------

The Company purchased all of the issued and outstanding stock of Superclick
Networks, Inc. The fair value of the assets and liabilities acquired were as follows at October 8, 2003:


Cash                                                                $     6,572
Accounts receivable                                                     205,283
R&D tax credit receivable                                                71,833
Prepaid expenses                                                          8,106
Inventory                                                                21,720
Property and Equipment (net)                                             40,746
Intangible Assets, Net                                                      106
Excess of cost over net assets acquired                               1,354,606
                                                                    -----------
                                                                      1,708,972


Accounts payable and accrued expenses                                  (315,645)
Notes payable to shareholder                                            (19,844)
Note payable to Superclick, Inc (eliminated in
  consolidation at October 31, 2003)
                                                                       (130,000)

Currency translation adjustment                                          16,452
                                                                    -----------

Acquisition expenses                                                $    15,000
Fair value of common stock issued                                   $ 1,244,935
                                                                    ===========




                                        32

                                Superclick, Inc.
                          (A Development Stage Company)
                    Notes to Financial Statements (Unaudited)
                     For The Six Months Ended April 30, 2004

Note A-Organization And Summary Of Significant Accounting Policies

Basis of Presentation
---------------------

The unaudited financial statements of Superclick, Inc. (the "Company"), as of April 30, 2004 and for the three and six month periods ended April 30, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form 10-K for the ten months ended October 31, 2003. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the interim financial information have been included. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

Organization
------------

Superclick, Inc. has been in the development stage since its incorporation under the laws of the state of Washington on June 3, 1999. The Company operates as a holding company for acquisitions of Internet and communications services related businesses.

On October 6, 2003 the Company amended its articles of incorporation, changing the name of the Company to Superclick, Inc. from Grand Prix Sports, Inc.

Pursuant to a share purchase agreement dated October 7, 2003, the Company acquired 100% of the issued and outstanding shares of Superclick Networks, Inc. ("SNI") from its shareholders. In consideration for acquiring all of the SNI shares the Company has issued to its previous shareholders 14,025,800 shares of Superclick, Inc. Accordingly, SNI became the Company's wholly-owned subsidiary as of October 8, 2003. The consolidated financial statements include the operations of SNI from October 8, 2003 through April 30, 2004.

In coordination with the acquisition, the Company consummated a one for six reverse stock split effective October 10, 2003. All share and per share amounts shown in these financial statements retroactively reflect the reverse stock split for all periods presented.

On October 10, 2003, the Company changed its year-end to October 31 to coincide with the year-end of its wholly-owned subsidiary, SNI.

SNI was organized on August 24, 2000, in Montreal, Quebec, Canada. SNI is in the business of developing, marketing and selling high-speed, low-speed, wired and wireless Internet access solutions to the hospitality, multiple tenant unit and education markets on a worldwide basis. SNI has developed a proprietary modem access solution that is compatible with any Internet ready computer and requires no special configuration or access numbers, using the existing wiring and allowing for monitoring for Internet usage.

The Company's plan of business is committed to the commercialization activities of SNI's products, with an emphasis on building product and brand awareness among targeted customers. However, in order to expand its customer base and to manage financial requirements operationally and administratively, the Company will continue to seek additional debt or equity financing. The Company will also attempt to reduce its operating expenses relative to cash inflow from operating activities.

Summary of Significant Accounting Principles
--------------------------------------------

Principles of consolidation
---------------------------

The consolidated financial statements include the accounts of Superclick, Inc. and its wholly-owned subsidiary, Superclick Networks, Inc. All material inter-company accounts and transactions have been eliminated.

Accounting estimates
--------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable
-------------------

Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable. The Company evaluates receivables on a regular basis for potential reserve.

Inventories
-----------

Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out method. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and equipment
----------------------

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

Superclick Networks, Inc. depreciates its property and equipment on a declining balance method, switching to straight line, at the following rates as applied to net depreciable value:

         Furniture and fixtures:                     20%
         Computer equipment and software:            30%

Long-lived assets
-----------------

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may not be recovered. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Revenue recognition policy
--------------------------

Revenue from the sale of Internet high speed connection equipment is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery and installation of the equipment to the customer. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin 101.

Shipping and handling costs
---------------------------

The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Advertising
-----------

Superclick, Inc. and its wholly-owned subsidiary expense all advertising as incurred. The Company has not incurred any advertising expense from the date of the acquisition through October 31, 2003. During six months ended April 30, 2004, the Company incurred expenses of $308 for advertising.

Loss per common share
---------------------

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic loss per share is calculated using the weighted average number of common shares outstanding in the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the "treasury stock" method and convertible securities using the "if-converted" method. The assumed exercise of options and warrants and assumed conversion of convertible securities have not been included in the calculation of diluted loss per share as the affect would be anti-dilutive.

Issuance of common stock
------------------------

The issuance of common stock for other than cash is recorded by the Company at management's estimate of the fair value of the assets acquired or services rendered, whichever is more readily determinable.

Income taxes
------------

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company underwent a change of control for income tax purposes on October 8, 2003 according to Section 381 of the Internal Revenue Code. The Company's utilization of U.S. Federal net operating losses will be limited in accordance to Section 381 rules.

Intangible assets
-----------------

A summary of the treatment of intangible assets of the corporation is summarized as follows:

                                            April 30, 2004
                                            --------------
                           Gross                                     Net
                         Intangible            Accumulated        Intangible
                           Assets             Amortization          Assets

Goodwill                $1,354,606                     $0         $1,354,606
Other intangibles              500                    500                  0
Total                   $1,355,106                   $500         $1,354,606

The Company adopted SFAS 142 and does not record the amortization of goodwill, which is deemed to have an indefinite life. The Company no longer amortizes intangible assets with indefinite lives. Instead they are subject to annual tests for impairment.

SFAS 142 supercedes APB Opinion #17, Intangible Assets. In accordance with SFAS 142 the Company will perform an impairment test of goodwill at the fiscal year-end. Previous to the acquisition of SNI on October 8, 2003, the Company had no goodwill.

Impact of accounting standards
------------------------------

In January 2003 the FASB issued Interpretation 46 "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". This Interpretation requires a Company to consolidate the financial statements of a "Variable Interest Entity" "VIE", sometimes also known as a "special purpose entity", even if the entity does not hold a majority equity interest in the VIE. The Interpretation requires that if a business enterprise has a "controlling financial interest" in a VIE, the assets, liabilities, and results of the activities of the VIE should be included in consolidated financial statements with those of the business enterprise, even if it holds a minority equity position. This Interpretation was effective immediately for all VIE's created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for VIE's in which a Company holds a variable interest that it acquired before February 1, 2003.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The Company is in the process of assessing the effect of SFAS 149 and does not expect the adoption of it, which was effective for contracts entered into or modified after June 30, 2003, to have a material effect on its financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003. The Company is in the process of assessing the effect of SFAS 150 and does not expect the implementation of the pronouncement to have a material effect on its financial condition or results of operations.

On December 23, 2003, the FASB issued FASB Statement No. 132-Revised 2003 ("SFAS 132R"), Employers' Disclosures about Pensions and Other Postretirement Benefits. This standard increases the existing GAAP disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies will be required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS 132R also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The Company does not expect the implementation of the pronouncement to have a material effect on its financial condition or results of operations.

Concentrations of credit risk
-----------------------------

The Company performs ongoing credit evaluations of its customers. For the three months ended April 30, 2004, three customers individually accounted for 41%, 25% and 13%, respectively, of accounts receivable.

For the three months ended April 30, 2004, approximately 50% of SNI's net sales were made to customers outside the United States.

SNI has been dependent of third-party equipment manufacturers, distributors, dealers, and contractors for all of its supply of communications equipment. For the three months ended April 30, 2004, SNI's five largest suppliers accounted for 60% of product and service purchases, respectively. SNI is dependent on the ability of its suppliers to provide products and services on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company.

Disclosure about Fair Value of Financial Instruments
----------------------------------------------------

The Company estimates that the fair value of all financial instruments at April 30, 2004, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Foreign Currency Translation
----------------------------

The financial statements of the Canadian subsidiary are measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of the company are translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. The financial statements are presented in United States of America dollars.

Research and development
------------------------

Expenses related to present and future products are expensed as incurred.

NOTE B - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consisted of the following:


                  Furniture and Fixtures                       $ 38,770
                  Computer Hardware                              46,149
                  Fabrication Mold and Dye                       16,597
                  Computer Software                                 769
                                                               --------
                                                                102,285
                  Accumulated Depreciation                      (42,125)
                                                               --------
                                                                 60,160
                                                               --------

NOTE C - NET OPERATING LOSS CARRY FORWARD
-----------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At October 31, 2003 a valuation allowance for the full amount of the net deferred tax asset was recorded because of uncertainties as to the amount of taxable income that would be generated in future years. The valuation allowance increased by $136,500 for the six months ended April 30, 2004.

                          United States Corporation Income Taxes
                          --------------------------------------
                                                                   Expiration
      Year of Loss                                Amount              Date
      ------------                                ------           -----------
 6 months ending April 30,
          2004                                   $421,310        April 30, 2024
    October 31, 2003                             $ 68,638      October 31, 2023
   December 31, 2002                               10,534     December 31, 2022
   December 31, 2001                              181,335     December 31, 2021
   December 31, 2000                               88,027     December 31, 2020
   December 31, 1999                               18,936     December 31, 2019
                                                 $788,780

The expiration dates for U.S. net operating losses may be extendable under
Section 381 of the U.S. Internal Revenue Code. After a reorganization or other change in corporate ownership, the use of certain carryforwards may be limited or prohibited. After an ownership change, the amount of income that a corporation may offset each year by preacquisition NOL carryforwards is generally limited to an amount determined by multiplying the value of the equity of the corporation just prior to the ownership change by the federal long-term tax-exempt rate in effect on the date of the change. Any unused limitation may be carried forward and added to the next year's limitation. The annual limitaion is approximately $44,000.

                                      Canadian Income Taxes
                                      ---------------------

          Year of Loss                        Amount            Expiration Date
          ------------                        ------            ---------------

 6 months ending April 30, 2004             $122,141            October 31, 2010
        October 31, 2002                    $201,968            October 31, 2009
        October 31, 2001                      12,498            October 31, 2008
                                            $336,607

SNI generated Canadian research and development tax credits for the years ended October 31, 2003 and 2002 of $66,445 and $105,657, respectively. The activities that generated these tax credits occurred primarily before the acquisition of SNI by the Company.

NOTE D - GOING CONCERN AND MANAGEMENT'S PLANS
---------------------------------------------

The Company will be required to conduct significant research, development and testing activities which, together with the establishment of a large marketing and distribution presence and other general and administrative expenses, are expected to result in operating losses for the next few quarters. Accordingly, there can be no assurance that the Company will continue as a going concern. The Company has incurred recurring losses and cash flow deficiencies from operations that raise substantial doubt about its ability to continue as a going concern. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity capital sufficient to generate enough cash flow to finance operations in future periods. Management is currently in the process of seeking additional equity financing with potential investors. There can be no assurance that such additional financing will be obtained. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE E - COMMON STOCK
---------------------

On October 10, 2003, the Company effected a 1-for-6 reverse stock split for all shareholders on record as of that date. All share and per share amounts shown in these financial statements retroactively reflect the reverse stock split for all periods presented.

In March of 2003, the Company commenced a limited private placement in an attempt to raise equity capital. The Company has received $30,000 in exchange for the issuance of 500,000 restricted shares of common stock.

In September of 2003, the Company commenced a private placement and received $174,000 in exchange of 1,933,333 shares of restricted Common Stock. Attached to each share of restricted Common Stock are two warrants giving the holder the right to purchase Common Stock; Warrant "A" has an exercise price of $0.18 and three year life, and Warrant "B" has an exercise price of $0.24 and three year life. Each warrant has one-for-one rights to purchase one share of Common Stock.

During the quarter ended January 31, 2004, 1,933,333 all the series "A" Warrants were exercised at $.18 per share, resulting in $348,000 net proceeds to the Company and the issuance of 1,933,333 restricted common shares.

During the quarter ended April 30, 2004 966,665 of series "B" Warrants were exercised at $.24 per share, resulting in $232,000 net proceeds to the Company and the issuance of 966,665 restricted common shares. 966,670 "B" Warrants were unexercised as of April 30, 2004 (See note F below). As of April 30, 2004 and commensurate with our recent private placement filed under Form SB-2 filed June 8, 2004, the Company issued 999,999 shares of common stock in exchange for $450,000. Each share issued in accordance with the private placement is entitled to one "A" Warrant with an exercise price of $0.60 per share. In addition, the Company issued 523,106 shares of Common Stock in exchange for services with a total value of $240,019.

Through June 2004, we have placed 2,100,000 units in a private placement at a per unit price of $.45, which consisted of one common share and one A Warrant with an exercise price of $.60. We have received aggregate net proceeds of approximately $850,500.

NOTE F - WARRANTS
-----------------
At April 30, 2004 the Company had 966,670 "B" Warrants and 999,999 "A" Warrants outstanding entitling the holder thereof the right to purchase one common share for each warrant held as follows:

  Warrant Class       Number of        Exercise       Expiration
                                      Price per
                      Warrants         Warrant           Date
------------------ ---------------- --------------- ---------------
        B                  386,668   $     0.24           9/9/2006
        B                  193,334   $     0.24          9/29/2006
        B                  193,334   $     0.24         10/15/2006
        B                  193,334   $     0.24         10/22/2006
                   ----------------
Subtotal                   966,670
                   ----------------

        A                   55,555   $     0.60          4/14/2007
        A                  544,444   $     0.60          4/19/2007
        A                  100,000   $     0.60          4/23/2007
        A                  300,000   $     0.60          4/29/2007
                   ----------------
Subtotal                   966,670
                   ----------------
Total                    1,966,669

NOTE G - STOCK INCENTIVE PLAN
-----------------------------

On April 8, 2004, the Board of Directors of the Company adopted the 2004 Incentive Stock Option Plan. This Plan is a plan for key Employees (including officers and employee directors) and Consultants of the Company and its Affiliates and is intended to advance the best interests of the Company, its Affiliates, and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in the employ of the Company or any of its Affiliates.

The total number of shares of Stock set aside for Awards may be granted under the Plan shall be 2,000,000 shares. The Company may issue each of the following under this Plan: Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award The Plan shall be effective April 9, 2004 (the "Effective Date"), provided that within one year of the Effective Date, the Plan shall have been approved by at least a majority vote of stockholders. No Incentive Option, Nonqualified Option, Stock Appreciation Right, Restricted Stock Award or Performance Stock Award shall be granted pursuant to the Plan ten years after the Effective Date.

On March 4, 2004, the Company has awarded its CEO a non-qualified stock option to purchase 884,784 shares of common stock of the Company at an exercise price of $.50 per share with an expiration date of March 3, 2006. The options vest and become exerciable at a rate of 38,866 per month over a twenty-four month period.

On December 31, 2003, the Board of Directors of the Company adopted the 2004 Superclick, Inc. Non-Employee Director's Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the issuance of Options, Restricted Stock, and/or Deferred Stock to an Awardee. The total number of shares of Common Stock which may be awarded under the Plan is 1,500,000. If any shares subject to any award granted hereunder are forfeited or such award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such award, to the extent of such termination or forfeiture, shall again be available for grant under the Stock Incentive Plan during the term of the Plan. An annual aggregate limit of 300,000 shares (including Options, Restricted Stock, and Deferred Stock) is set for any individual Director.


The Stock Incentive Plan shall have a duration of ten years commencing on January 1, 2004. Awardees are defined as director to whom an award is made. An eligible director is any person who on the date of grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary. Stock Options are non-qualified right-to-buy Options for the purchase of Common Stock of the Company. The term of each Option shall be ten years from the Date of Grant. The Option Price shall be the Fair Market Value of Superclick, Inc. Common Stock on the date the Option is granted. Under no circumstances shall any Option vest in less than one year from the date of grant. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise either in cash or with currently owned shares. Neither the Committee on Directors and Governance nor the Board of Directors may reprice any Option that is less than the option exercise price. Restricted Stock is Common
Stock of the Company restricted as to sale in such fashion as the Committee on Directors and Governance shall determine. Prior to the lifting of the restrictions, the Awardee will be entitled to receive dividends from and to vote the shares of Restricted Stock.

During the quarter ended April 30, 2004, the Company awarded 273,106 restricted shares of its common stock to directors totaling $177,519.

The following table summarizes the Company's stock option activity for the quarter ended April 30:

                                              2004
                              -------------------------------------
                                                      Weighted-
                                                      Average
                                                      Exercise
                                  Shares                Price
                              -------------------------------------
   Outstanding at beginning
   of year                                 0                     0

        Granted                      884,784                  0.50
        Forfeited                          0                     0
                              ---------------      ----------------

   Outstanding at end of
   quarter                           884,784                 $0.50
                              ===============      ================

   Options exercisable at
   quarter-end                     38,866
                              ===============

The following table summarizes information about the Company's stock options outstanding at April 30, 2004:

                                                                               Options Exercisable
                 Options Outstanding
               -----------------------------------------------------    -----------------------------------
  Range           Number              Average            Weighted                                 Weighted
   of           Outstanding          Remaining           Average                                  Average
Exercise        At April 30,         Contractual         Exercise            Number               Exercise
 Prices             2004             Life (years)         Price            Outstanding             Price
 ------             ----             ------------         -----            -----------             -----
 $0.50                 884,784                1.84              .50                 38,866              .50
               ----------------     ---------------    -------------    -------------------     -----------

 Total                 884,784                1.84             $.50                 38,866             $.50
               ================     ===============    =============    ===================     ===========

                                                     42

The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its options issued to employees.

The following information is provided in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." If the compensation cost for these plans had been determined based on the fair value at the grant dates for awards consistent with the method of SFAS Statement 123, the pro forma effect on the Company's net loss per share for the three and six months ended April 30, 2004 would have been:


                                             Three months         Six months
                                              Ended April        Ended April 30,
                                                30,2004               2004

         Net loss as reported                  $(430,800)          $(543,451)

         Pro forma                             $(453,873)          $(566,524)

         Net loss per share, as reported           $(.02)              $.(03)

         Pro forma                                 $(.02)              $(.03)

The weighted average fair value of options granted during 2004 was $0.39 per share. The fair value of each option granted in 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                     2004
                                                     ----

         Risk free interest rate                    2.768%

         Expected life (years)                          2.

         Volatility                                152.44%

         Dividend yield                                 -

NOTE H - RELATED PARTY TRANSACTION
----------------------------------

Mr. Pitcher, Chairman of the Company, provides consulting services in exchange for monthly compensation of $1,250 and related expenses. SNI rents office space from a relative of a director. (see Note I).

NOTE I - COMMITMENTS AND CONTINGENCIES
--------------------------------------

SNI currently leases office space on a month to month basis from a relative of a director and shareholder at (C$1,450) $1,006 per month. SNI has also entered into non-cancelable operating lease for office equipment and computers at monthly payments of (C$346) $228. Future lease payments under this operating lease are as follows:

               Year Ended October 31,
                       2004               $2,739
                       2005                2,035
                       2006                  473
                                          $5,247

The Company did not incur rent expense for the six months ended April 30, 2004 and 2003. SNI incurred $7,407 in rent expense during the six months ended April 30, 2004.

NOTE J - ACQUISITION OF SUPERCLICK NETWORKS, INC.
-------------------------------------------------
In October 2003, the Company exchanged 14,025,800 shares its common stock for all of the issued and outstanding shares of Superclick Networks, Inc. (SNI). The results of Operations of SNI have been included in the accompanying consolidated financial statements since the date of acquisition, which was October 8, 2003. The total cost of the acquisition was approximately $1,244,935 which was based on the price range of shares issued by the Company for cash during the preceding two months before the acquisition.

The summarized assets and liabilities of the purchased company on October 8, 2003 were as follows:

         Cash                                                          $6,572
         Other current assets                                         315,267
         Property and equipment (net)                                  40,746
         Other non-current assets                                         106
                                                                   $  362,691
                                                                   ==========

         Current liabilities                                         (323,969)
         Long-term debt to shareholder                                (19,844)
         Note payable to parent (eliminated in
         consolidation at October 31, 2003)                          (130,000)
         Currency translation adjustment                                9,431
                                                                   $ (101,691)
                                                                   ==========

The following summarized consolidated pro forma (unaudited) information assumes the acquisition occurred on November 1, 2002 and November 1, 2001:

                                           2003          2002
                                         --------      --------
     Net Sales                           $660,603      $144,169
                                         ========      ========
     Net Income (loss) from
     operations                         ($345,697)    ($301,835)
                                         ========      ========

     Other income (expense)              $208,305             -
                                         ========      ========

     Provision (benefit) for income
     taxes                               ($66,445)    ($105,657)
                                         ========      ========

     Net Income (loss)                   ($70,947)    ($196,178)
                                         ========      ========

     Earnings (loss) per share:
     Basic and diluted                    ($0.004)      ($0.012)
                                         ========      ========


Other income of $208,305 represents the forgiveness of loans by certain related parties.

The separate financial statements of SNI, in U.S. dollars, are as follows:

                                                        October 31,
                                                        -----------
                                                2003                   2002
                                                ----                   ----
Cash                                          $15,656                 $23,635
Accounts receivable                            76,128                   1,881
R&D tax credits receivable                     83,730                 114,274
Inventories                                    22,749                  16,531
Prepaid expenses                                6,454                   8,793

Total current assets                         $204,717                $165,114

Property and equipment (net)                   41,175                  42,998
Intangible asset (net)                              0                  13,993

Total assets                                 $245,892                $222,105
                                             ========                ========

Accounts payable                             $167,357                 $92,301
Accrued payroll                                55,637                  18,996
Accrued other                                   8,029                   2,418

Notes payable                                  22,920                  32,039

Total Liabilities                            $253,943                $145,753

Preferred stock                                     0                 169,440
Common stock                                  213,891                 213,891

Currency translation adjustment               (7,476)                (4,9,18)

Retained earnings (deficit)                 (214,466)               (302,061)

Total equity                                 $(8,051)                 $76,352

Total liabilities and equity                 $245,892                $222,105

Statements of Income and retained earnings for the years ended October 31:

                                                          2003           2002
                                                       ---------      ---------
Revenue:
     Sales                                             $ 660,603      $  88,908

Cost and Expenses:
     Cost of sales                                       469,432         81,233
     General and administrative expense                  341,137        182,183
     Research and development                             89,449        136,380
     Depreciation and amortization                        27,414         26,252
     Interest                                             11,462          2,900
                                                       ---------      ---------

     Total costs and expenses                            938,894        428,948

Income (loss) from operations                           (278,291)      (340,040)

Other income (expense)
     Gain (loss) on cancellation of debt                 299,441              0
                                                       ---------      ---------

Earnings (loss) before income taxes                      (21,150)      (340,040)

     Provision (Benefit) for income taxes                (66,445)      (105,657)
                                                       ---------      ---------

          Net earnings (loss)                             87,595       (234,383)

Retained Earnings, beginning of year                    (302,061)       (67,678)
                                                       ---------      ---------
Retained Earnings, end of year                          (214,466)      (302,061)
                                                       =========      =========

Statements of cash flows for the years ended October 31:

                                                            2003         2002
                                                          --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net gain (loss)                                        87,595     (234,382)
     Adjustments to reconcile net loss
     to net cash used by operating activities:

     Depreciation and amortization                          27,414       26,252

     Loan forgiveness                                     (299,441)        --
CHANGES IN CURRENT ASSETS AND CURRENT LIABILITIES
(Increase) decrease in current assets:

     Accounts receivable                                   (67,649)      66,115

     R&D tax credits receivable                             47,029     (113,313)

     Prepaid expenses                                        3,609       (8,719)

     Inventory                                              (2,933)      (6,055)
Increase (decrease) in current liabilities:

 Accounts payable and accrued expenses                      91,366       47,664

NET CASH USED FOR OPERATING ACTIVITIES                    (113,011)    (222,437)
                                                          --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Acquisition of furniture and equipment                 (3,426)     (10,696)
                                                          --------     --------
NET CASH USED FOR INVESTING ACTIVITIES
                                                            (3,426)     (10,696)
                                                          --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Sale of common stock                                        0      383,332

     Related party loan                                    117,076     (168,940)

NET CASH PROVIDED  BY FINANCING ACTIVITIES                 117,076      214,392
                                                          --------     --------
     Effect of exchange rate changes on cash
                                                            (8,618)      32,208

NET INCREASE (DECREASE) IN CASH                             (7,979)      13,467

CASH, beginning of period                                   23,635       10,168
                                                          --------     --------
CASH, end of period                                         15,656       23,635
                                                          ========     ========


NOTE K - SUBSEQUENT EVENTS
--------------------------

On June 1, 2004, the Company has awarded employees non-qualified stock options to purchase 720,000 shares of common stock of the Company at an exercise price of $.50 per share with an expiration date of June 1, 2006. The options vest and become exerciable at a rate of 90,000 per quarter over a twenty-four month period.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



                                                               December 11, 2003


Board of Directors
Superclick, Inc.
(Formerly Grand Prix Sports,  Inc.)
(A Development Stage Company)
Laguna Hills, California

We have audited the accompanying consolidated balance sheet of Superclick Inc. (formerly Grand Prix Sports, Inc.) (A Development Stage Company) (the "Company"), as of October 31, 2003 and the related statements of consolidated operations, stockholder's equity (deficit), comprehensive income (loss), and cash flows for the ten months then ended, for the year ended December 31, 2002, and for the period from June 3, 1999 (Date of Inception) to October 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superclick, Inc. (formerly Grand Prix Sports, Inc.) (A Development Stage Company) as of October 31, 2003 and the related statements of consolidated operations, stockholder's equity (deficit), comprehensive income (loss), and cash flows for the ten months then ended, for the year ended December 31, 2002, and for the period from June 3, 1999 (Date of Inception) to October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Board of Directors
Superclick, Inc.
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Laguna Hills, California
Page two


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management plans in regards to these matters are also described in Note E. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                            /s/  Bedinger & Company
                                            Certified Public Accountants
                                            Concord, California


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet
October 31, 2003
--------------------------------------------------------------------------------------------------
                                                                                       October 31,
                                                                                       -----------
ASSETS                                                                                    2003
------                                                                                 -----------
CURRENT ASSETS
--------------
        Cash                                                                           $    19,323
        Accounts receivable                                                                 76,128
        Tax credits receivable (Note D)                                                     83,730
        Prepaid expenses                                                                     8,910
        Inventory, net of reserve of $27,517                                                22,749
                                                                                       -----------

               TOTAL CURRENT ASSETS                                                        210,840
                                                                                       -----------

Fixed assets (Note C)
        Cost                                                                                78,272
        Accumulated Depreciation                                                           (37,097)
                                                                                       -----------
        Net                                                                                 41,175

Goodwill (Note J)                                                                        1,354,606


               TOTAL ASSETS                                                            $ 1,606,621
                                                                                       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
-------------------
        Accounts payable and accrued expenses :
               Accounts payable                                                            198,465
               Accrued payroll                                                              55,637
               Accrued other                                                                 8,029
        Note payable                                                                        22,920
                                                                                       -----------
               TOTAL CURRENT LIABILITIES                                                   285,051
                                                                                       -----------

COMMITMENT (Note I)

STOCKHOLDERS' EQUITY (Note F)
----------------------------
               Preferred stock, par value $.0001; 20,000,000
               shares authorized; 0 issued and outstanding                                    --

               Common stock, par value $.0006, 121,000,000 shares authorized; issued
               and outstanding 19,542,467 at October 31, 2003                               11,725

              Additional paid-in capital                                                 1,705,695
              Deficit accumulated during the development stage                            (388,374)
               Accumulated other comprehensive (loss)
                    (Cumulative translation adjustment)                                     (7,476)
                                                                                       -----------

               TOTAL STOCKHOLDERS' EQUITY                                                1,321,570
                                                                                       -----------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 1,606,621
                                                                                       ===========

                                                50


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
For the Ten Months Ended October 31, 2003, Year Ended December 31, 2002 and
The Period June 3, 1999 (Date of Inception) to October 31, 2003
---------------------------------------------------------------------------------------------

                                                   Ten Months                    June 3, 1999
                                                      Ended        Year Ended    (Inception)
                                                     October      December 31,  to October 31,
                                                   -----------    -----------    -----------
                                                       2003           2002           2003
                                                   -----------    -----------    -----------
Revenue
-------
     Net Sales                                     $     2,692    $      --      $     2,692
     Gain on sale of investment                           --           70,000         80,000
     Gain on forgiveness of debt                          --           38,864         38,864
                                                   -----------    -----------    -----------
     Total Revenue                                       2,692        108,864        121,556

Cost and Expenses
-----------------
     Cost of goods sold                                  3,023           --            3,023
     Loss on equity method investment                     --             --           90,000
     Bank charges                                          417            180            973
     Communication                                       4,032           --           12,236
     Consulting fees                                     2,658           --           18,701
     Meals and entertainment                               156           --           35,699
     Depreciation and amortization                       1,834            142          7,957
     Marketing and promotion                              --             --           31,029
     Office                                              5,638          1,471          7,122
     Professional fees                                  46,933        110,521        214,309
     Investor relations                                  1,347          4,869         28,730
     Write down of loss due to license revisions          --             --            4,639
     Write down of furniture and equipment                --             --            1,315
     Salary and wages                                   32,220           --           32,220
     Travel                                              8,059         (2,029)        31,260
     Taxes                                                --              800            800
     Research and development                          (14,315)          --          (14,315)
     Interest expense (related party)                      232          3,445          4,233
                                                   -----------    -----------    -----------
     Total Expenses                                     92,234        119,399        509,930
                                                   -----------    -----------    -----------
      Net Earnings (Loss)                          $   (89,542)   $   (10,535)   $  (388,374)
                                                   ===========    ===========    ===========

     Net (Loss) per common share
     Basic and diluted                             $     (0.02)   $     (0.00)
                                                   ===========    ===========
     Weighted average common shares outstanding
     Basic and diluted                               4,426,537      2,756,945

                                             51


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholder's Deficit
For the Ten Months Ended October 31, 2003, Years Ended December 31, 2000, 2001,
and 2002 and The Period June 3, 1999 (Date of Inception) to October 31, 2003
-------------------------------------------------------------------------------------------------


                                                        --------------------------    Additional
                                                         Number of                      Paid-in
                                                           Shares      Amount           Capital
                                                        -----------    -----------    -----------
BALANCES June 3, 1999                                          --      $      --      $      --

      Shares issued during the period
        Shares issued to acquire license (Note B)         8,333,333          5,000          5,000
        Shares issued for cash                            1,916,667          1,150        102,350

      Net loss for the period from June 3, 1999
      (inception) through December 31, 1999                    --             --             --
                                                        -----------    -----------    -----------
BALANCES December 31, 1999                               10,250,000          6,150        107,350

      Net loss for 2000                                        --             --             --
                                                        -----------    -----------    -----------
BALANCES December 31, 2000                               10,250,000          6,150        107,350

      Shares issued during the period
        Shares Issued for Nordic acquisition (Note K)       166,667            100         89,900

      Shares cancelled during the period
        Shares cancelled for license
        agreement revisions                              (7,916,667)        (4,750)         4,750

      5:1 forward stock split                                   5:1           --             --

      Net Loss through December 31, 2001                       --             --             --
                                                        -----------    -----------    -----------
BALANCES December 31, 2001                                2,500,000          1,500        202,000

      Issuance of common stock                              583,333            350         64,635

      Net Loss through December 30, 2002                       --             --             --
                                                        -----------    -----------    -----------
BALANCES December 31, 2002                                3,083,334          1,850        266,635

      Shares issued during the period
        Shares issued for cash                            2,433,333          1,460        202,540
        Shares Issued for Superclick Networks, Inc.
             acquisition (Note J)                        14,025,800          8,415      1,236,520

      6:1 reverse stock split                                   1:6           --             --

      Foreign Currency Translation Adjustment                  --             --             --

      Net Loss through October 31, 2003                        --             --             --
                                                        -----------    -----------    -----------
BALANCES October 31, 2003                                19,542,467    $    11,725    $ 1,705,695
                                                        ===========    ===========    ===========

                                               52


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholder's Deficit
For the Ten Months Ended October 31, 2003, Years Ended December 31, 2000, 2001,
and 2002 and The Period June 3, 1999 (Date of Inception) to October 31, 2003 (Continued)
--------------------------------------------------------------------------------------------------


                                                          Deficit      Accumulated
                                                         during the      Compre-         Total
                                                        Development      hensive     Stockholders'
                                                           Stage         Income         Equity
                                                        -----------    -----------    -----------
BALANCES June 3, 1999                                   $      --      $      --      $      --

      Shares issued during the period
        Shares issued to acquire license (Note B)              --             --           10,000
        Shares issued for cash                                 --             --          103,500

      Net loss for the period from June 3, 1999
      (inception) through December 31, 1999                 (18,936)          --          (18,936)
                                                        -----------    -----------    -----------
BALANCES December 31, 1999                                  (18,936)          --           94,564

      Net loss for 2000                                     (88,027)          --          (88,027)
                                                        -----------    -----------    -----------
BALANCES December 31, 2000                                 (106,963)          --            6,537

      Shares issued during the period
        Shares Issued for Nordic acquisition (Note K)          --             --           90,000

      Shares cancelled during the period
        Shares cancelled for license
        agreement revisions                                    --             --             --

      5:1 forward stock split

      Net Loss through December 31, 2001                   (181,335)          --         (181,335)
                                                        -----------    -----------    -----------
BALANCES December 31, 2001                                 (288,298)          --          (84,798)

      Issuance of common stock                                 --             --           64,985

      Net Loss through December 30, 2002                    (10,534)          --          (10,534)
                                                        -----------    -----------    -----------
BALANCES December 31, 2002                                 (298,832)          --          (30,347)

      Shares issued during the period
        Shares issued for cash                                 --             --          204,000
        Shares Issued for Superclick Networks, Inc.
             acquisition (Note J)                              --             --        1,244,935

      6:1 reverse stock split                                  --             --             --

      Foreign Currency Translation Adjustment                  --           (7,476)        (7,476)

      Net Loss through October 31, 2003                     (89,542)          --          (89,542)
                                                        -----------    -----------    -----------
BALANCES October 31, 2003                               $  (388,374)   $    (7,476)   $ 1,321,570
                                                        ===========    ===========    ===========

                                            52(Con't)


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Comprehensive Income (Loss)
For the Ten Months Ended October 31, 2003, Year Ended December 31, 2002 and
The Period June 3, 1999 (Date of Inception) to October 31, 2003
---------------------------------------------------------------------------------------------
                                                 Ten                             June 3, 1999
                                             Months Ended        Year Ended    (Inception) to
                                              October 31,       December 31,      October 31
                                               ---------         ---------         ---------
                                                  2003              2002              2003
                                               ---------         ---------         ---------
Net (Loss)                                     $ (89,542)        $ (10,535)        $(388,374)

Other Comprehensive Income (Loss)

     Foreign Currency Translation Adjustment      (7,476)             --              (7,476)
                                               ---------         ---------         ---------

Net Comprehensive (Loss)                       $ (97,018)        $ (10,535)        $(395,850)
                                               =========         =========         =========









                                             53


SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Ten Months Ended October 31, 2003, Year Ended December 31, 2002 and
The Period June 3, 1999 (Date of Inception) to October 31, 2003
---------------------------------------------------------------------------------------------------------
                                                           Ten Months                         June 3, 1999
                                                             Ended           Year Ended      (Inception) to
                                                           October 31,       December 31,      October 31,
                                                            ---------         ---------         ---------
                                                              2003               2002             2003
                                                            ---------         ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                  $ (89,542)        $ (10,534)        $(388,374)
      Adjustments to reconcile net loss
         to net cash used by operating activities:
         Depreciation                                           1,834              --               2,596
         Amortization                                            --                 142             5,361
         License impairment agreement                            --                --               4,639
         Abondonment of furniture and equipment                  --                --               1,315
         Loss on investment                                      --                --              90,000

CHANGES IN CURRENT ASSETS AND CURRENT
      LIABILITIES: (Net of effect of acquisition)
      (Increase) decrease in current assets:
         Accounts receivable                                  129,155              --             129,155
         Other receivables                                    (11,897)             --             (11,897)
         Prepaid expenses                                        (804)             --                (804)
         Inventory                                             (1,029)             --              (1,029)
      Increase (decrease) in current current liabilities:
         Accounts payable and accrued expenses                (91,323)          (25,649)          (59,600)
         Accrued Payroll                                      (10,267)             --             (10,267)
         Accrued other                                         16,353              --              16,353
                                                            ---------         ---------         ---------
         NET CASH USED FOR OPERATING ACTIVITIES               (57,520)          (36,041)         (222,552)
                                                            ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Cash to acquire Superclick Networks, Inc.           (145,000)             --            (145,000)
         Acquisition of furniture and equipment                (2,263)             --              (4,340)
                                                            ---------         ---------         ---------
         NET CASH USED FOR INVESTING ACTIVITIES              (147,263)             --            (149,340)
                                                            ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Sale of common stock                                 204,000            64,985           372,485
         Proceeds from Note payable                             3,076              --               3,076
         Related party loan                                      --             (30,780)             --
                                                            ---------         ---------         ---------
         NET CASH PROVIDED  BY FINANCING ACTIVITIES           207,076            34,205           375,561
                                                            ---------         ---------         ---------


      EFFECT OF EXCHANGE RATE CHANGES ON CASH                   9,082              --               9,082


NET INCREASE (DECREASE) IN CASH                                11,375            (1,836)           12,751


CASH, beginning of period                                       1,376             3,212              --
CASH acquired                                                   6,572              --               6,572
                                                            ---------         ---------         ---------

CASH, end of period                                         $  19,323         $   1,376         $  19,323
                                                            =========         =========         =========

Other non-cash investing and financing activities:
      License agreement acquired by issue of common stock   $    --           $    --           $  10,000
      Nordic Racing Limited acquired by issue of common     $    --           $    --           $  90,000
      stock
      Forgiveness of related party loan                     $    --           $  38,864         $  38,864
      Interest paid                                         $     232         $    --           $     232
      Taxes paid                                            $    --           $    --           $    --

                                                   54

SUPERCLICK, INC. AND SUBSIDIARY
(Formerly Grand Prix Sports, Inc.)
(A Development Stage Company)
Supplemental Schedule of Non-Cash Investing and Financing Activities
--------------------------------------------------------------------------------


The Company purchased all of the issued and outstanding stock of Superclick Networks, Inc. The fair value of the assets and liabilities acquired were as follows at October 8, 2003:

Cash                                                                $     6,572
Accounts receivable                                                     205,283
R&D tax credit receivable                                                71,833
Prepaid expenses                                                          8,106
Inventory                                                                21,720
Property and Equipment (net)                                             40,746
Intangible Assets, Net                                                      106
Excess of cost over net assets acquired                               1,354,606
                                                                    -----------
                                                                      1,708,972


Accounts payable and accrued expenses                                  (315,645)
Notes payable to shareholder                                            (19,844)
Note payable to Superclick, Inc (eliminated in consolidation at
October 31, 2003)
                                                                       (130,000)

Currency translation adjustment                                          16,452
                                                                    -----------

Acquisition expenses                                                $    15,000
Fair value of common stock issued                                   $ 1,244,935
                                                                    ===========

                         SUPERCLICK, INC. AND SUBSIDIARY
                       (FORMERLY GRAND PRIX SPORTS, INC.)
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      TEN MONTHS ENDED OCTOBER 31, 2003 AND
                        THE YEAR ENDED DECEMBER 31, 2002

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

Organization
------------

Superclick, Inc. (the Company) has been in the development stage since its incorporation under the laws of the state of Washington on June 3, 1999. The Company operates as a holding company for acquisitions of subsidiaries.

On October 6, 2003 the Company amended its articles of incorporation by changing the name of the Company to Superclick, Inc.

Pursuant to a share purchase agreement dated October 7, 2003, the Company acquired 100% of the issued and outstanding shares of Superclick Networks, Inc. from its shareholders. In consideration for acquiring all of the Superclick Networks, Inc. shares the Company has issued to its previous shareholders 14,025,800 shares of Superclick, Inc. Accordingly, Superclick Networks, Inc. became the Company's wholly-owned subsidiary as of October 8, 2003. The consolidated financial statements include the operations of Superclick Networks, Inc. from October 8, 2003 through October 31, 2003.

Prior to the acquisition, the Company consummated a one for six reverse stock split effective October 10, 2003.

The Company changed its year-end to October 31, 2003 to coincide with the year-end of its wholly-owned subsidiary, Superclick, Networks, Inc.

Superclick Networks, Inc. (hereinafter referred to as SNI) was organized on August 24, 2000, in Montreal, Quebec, Canada. SNI is in the business of providing and installing broadband high speed Internet connection equipment in hotels on a worldwide basis. SNI has developed a modem access solution that is compatible with any Internet ready computer and requires no special configuration or access numbers, using the existing wiring and allowing for monitoring for Internet usage.

Effective March 9, 2001, the Company entered into an Agreement and Plan of Share Exchange (the "Exchange Agreement") with Damask International, Jonathan Iseson,
T. Todd Stabler, and Dr. and Mrs. Robert J. Harman. Damask International and Jonathan Iseson constituted the record and beneficial owners of forty percent (40%), or 67 ordinary shares, of the issued and outstanding shares of the capital stock of Nordic Racing Limited, a British corporation ("Nordic"). Pursuant to the terms of the Exchange Agreement, the Registrant sold and issued an aggregate of 166,666 shares of its common stock, 116,666 shares to Damask International, 25,000 shares to Jonathan Iseson, 16,666 shares to R. Todd Stabler, and 8,333 shares to Dr. and Mrs. Robert J. Harman.

On October 11, 2002, the Company entered into a stock sale agreement to sell its share in Nordic Racing Ltd. The agreement called for the Company to sell its 40% interest in Nordic for $70,000. The sale was completed on October 29, 2002.

The Company's plan of business is committed to the commercialization activities of SNI's products, with an emphasis on market penetration and building product and brand awareness among targeted customers. However, to manage existing corporate overhead, the Company will continue to rely on cash advances from shareholders, as well as to seek additional debt or equity financing. The Company will also attempt to reduce its operating expenses. There can be no assurance that any such additional financing will be available on terms, in amounts, or at timing acceptable to the Company, if available at all.

Summary of Significant Accounting Principles
--------------------------------------------

Principles of consolidation
---------------------------

The consolidated financial statements include the accounts of Superclick, Inc. and its wholly-owned subsidiary, Superclick Networks, Inc. All material inter-company accounts and transactions have been eliminated.

Accounting estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts receivable
-------------------

Accounts receivable are reported at the customers' outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable. The Company evaluates receivables on a regular basis for potential reserve.

Inventories
-----------

Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out method or market. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value.

Property and equipment
----------------------

Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

Superclick Networks, Inc. depreciates its property and equipment on a declining balance method at the following rates as applied to net depreciable value:

            Furniture and fixtures:                     20%
            Computer equipment and software:            30%

Long-lived assets
-----------------

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value. This standard did not have a material effect on the Company's results of operations, cash flows or financial position.

Revenue recognition policy
--------------------------

Revenue from the sale of Internet high speed connection equipment is recognized when the earning process is complete and the risk and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon the delivery and installation of the equipment to the customer.

Shipping and handling costs
---------------------------

The Company's policy is to classify shipping and handling costs as part of cost of goods sold in the statement of operations.

Advertising
-----------

Superclick, Inc. and its wholly-owned subsidiary expense all advertising as incurred. The Company did not incur advertising epense and from the date of the acquisition through October 31, 2003, SNI did not incur advertsing expense.

Loss per common share
---------------------

The Company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings (loss) per share. Basic loss per share is calculated using the weighted average number of common shares outstanding in the period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using the "treasury stock" method and convertible securities using the "if-converted" method. The assumed exercise of options and warrants and assumed conversion of convertible securities have not been included in the calculation of diluted loss per share as the affect would be anti-dilutive.

Issuance of common stock
------------------------

The issuance of common stock for other than cash is recorded by the Company at management's estimate of the fair value of the assets acquired or services rendered.

Income taxes
------------

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company underwent a change of control for income tax purposes according to Section 381 of the Internal Revenue Code. The Company's utilization of U.S. Federal net operating losses will be limited in accordance to Section 381 rules.

Intangible assets
-----------------

A summary of the treatment of intangible assets of the corporation is summarized as follows:

                                          October 31, 2003
                                          ----------------

                       Gross Intangible     Accumulated              Net
                           Assets           Amortization      Intangible Assets
                           ------           ------------      -----------------
Goodwill                 $1,354,606            $  0              $1,354,606
Other intangibles               500             500                       0
Total                    $1,355,106            $500              $1,354,606

The Company adopted SFAS 142 and does not record the amortization of goodwill, which is deemed to have an indefinite life. Under the new rules, the Company is not permitted to amortize intangible assets with indefinite lives; instead they will be subject to periodic tests for impairment.

SFAS 142 supercedes APB Opinion #17, Intangible Assets. In accordance with SFAS 142 the Company also performed an impairment test of goodwill and determined that no write-down of goodwill was necessary. Previous to the acquisition of Superclick Networks, Inc. on October 8, 2003, the Company has not had any goodwill.

Impact of accounting standards
------------------------------

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expense over the life of the asset. The Company does not expect any effect on its financial position or results of operations from the adoption of this statement. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations. The Company does not expect any effect on its financial position or results of operations from the adoption of this statement.

On April 30, 2002 the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement updates, clarifies and simplifies existing accounting pronouncements. Statement 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. The Company does not expect any effect on its financial position or results of operations from the adoption of this statement.

In June of 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which nullifies EITF Issue 94-3. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, in contrast to the date of an entity's commitment to an exit plan, as required by EITF Issue 94-3. The Company will adopt the provisions of SFAS 146 effective January 1, 2003. The Company does not expect any effect on its financial position or results of operations from the adoption of this statement.

In December 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company does not expect that the adoption of SFAS 148 will have a material effect on its financial position or results of operations.

In January 2003 the FASB issued Interpretation 46 "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51". This Interpretation requires a Company to consolidate the financial statements of a "Variable Interest Entity" "VIE", sometimes also known as a "special purpose entity", even if the entity does not hold a majority equity interest in the VIE. The Interpretation requires that if a business enterprise has a "controlling financial interest" in a VIE, the assets, liabilities, and results of the activities of the VIE should be included in consolidated financial statements with those of the business enterprise, even if it holds a minority equity position. This Interpretation was effective immediately for all VIE's created after January 31, 2003; for the first fiscal year or interim period beginning after June 15, 2003 for VIE's in which a Company holds a variable interest that it acquired before February 1, 2003.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires contracts with similar characteristics to be accounted for on a comparable basis. The Company is in the process of assessing the effect of SFAS 149 and does not expect the adoption of it, which will be effective for contracts entered into or modified after June 30, 2003, to have a material effect on its financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 will become effective for financial instruments entered into or modified after May 31, 2003. The Company is in the process of assessing the effect of SFAS 150 and does not expect the implementation of the pronouncement to have a material effect on its financial condition or results of operations.

Concentrations of credit risk
-----------------------------

The Company performs ongoing credit evaluations of its customers. For the year ended October 31, 2003, three customers individually accounted for 39%, 22%, and 13% of accounts receivable.

In the year ended October 31, 2003, SNI's two largest customers accounted for 31% and 21% of sales. In the year ended October 31, 2002, SNI's four largest customers accounted for 24%, 22%, 18% and 15% of sales.

For the years ended October 31, 2003 and 2002, approximately 89% and 90%, respectively, of SNI's net sales were made to customers outside the United States.

SNI has been dependent of third-party equipment manufacturers, distributors, dealers, and contractors for all of its supply of communications equipment. For the years ended October 31, 2003 and 2002, SNI's five largest suppliers accounted for 78% and 75% of product and service purchases, respectively. SNI is dependent on the ability of its suppliers to provide products and services on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company.

Disclosure about Fair Value of Financial Instruments
----------------------------------------------------

The Company estimates that the fair value of all financial instruments at October 31, 2003, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Foreign Currency Translation
----------------------------

The financial statements of the Canadian subsidiary is measured using the Canadian dollar as the functional currency. Assets, liabilities and equity accounts of the company is translated at exchange rates as of the balance sheet date or historical acquisition date, depending on the nature of the account. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity. The financial statements are presented in United States of America dollars.

Research and development
------------------------

Expenses related to present and future products are expensed as incurred.

Note Payable
------------

The Company has obtained short-term working capital loans which are payable upon demand. No interest accrues on these short-term loans.

NOTE B - INVENTORIES
--------------------

Inventories consisted of the following:

            Work in process       $22,749

NOTE C - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consisted of the following:

                    Furniture and Fixtures
                                                           $36,442
                    Computer hardware                       41,032
                    Computer software                          798
                                                          --------
                                                           $78,272

                    Accumulated Depreciation                37,096
                                                           -------
                                                           $41,175
                                                           =======

NOTE D - NET OPERATING LOSS CARRY FORWARD
-----------------------------------------

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. At October 31, 2003 a valuation allowance for the full amount of the net deferred tax asset was recorded because of uncertainties as to the amount of taxable income that would be generated in future years. The valuation allowance increased by $40,000 for the ten months ended October 31, 2003.

                     United States Corporation Income Taxes
                     --------------------------------------

             Year of Loss                    Amount            Expiration Date
             ------------                    ------            ---------------
           October 31, 2003                $ 68,638            October 31, 2023
          December 31, 2002                  10,534           December 31, 2022
          December 31, 2001                 181,335           December 31, 2021
          December 31, 2000                  88,027           December 31, 2020
          December 31, 1999                  18,936           December 31, 2019
                                           $367,470

The expiration dates for U.S. net operating losses may be extendable under
Section 381 of the U.S. Internal Revenue Code.

                              Canadian Income Taxes
                              ---------------------

             Year of Loss                    Amount            Expiration Date
             ------------                    ------            ---------------
           October 31, 2002                $201,968            October 31, 2009
           October 31, 2001                  12,498            October 31, 2008
                                           $214,466

Superclick Networks, Inc. generated research and development tax credits for the years ended October 31, 2003 and 2002 of $66,445 and $105,657, respectively. The activities that generated these tax credits occurred primarily before the acquisition of SNI by the Company.

NOTE E - GOING CONCERN AND MANAGEMENT'S PLANS
---------------------------------------------

The Company will be required to conduct significant research, development and testing activities which, together with the establishment of a large marketing and distribution presence and other general and administrative expenses, are expected to result in operating losses for the next few quarters. Accordingly, there can be no assurance that the Company will continue as a going concern. The Company has incurred recurring losses and cash flow deficiencies from operations that raise substantial doubt about its ability to continue as a going concern. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity capital sufficient to generate enough cash flow to finance operations in future periods. Management is currently in the process of seeking additional equity financing with potential investors. There can be no assurance that such additional financing will be obtained. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE F - COMMON STOCK
---------------------

On October 10, 2003, the Company effected a 1-for-6 reverse stock split for all shareholders on record as of that date. All share and per share amounts shown in these financial statements reflect the reverse stock split for all periods presented.

In March of 2003, the Company commenced a limited private placement in an attempt to raise equity capital. the Company has received $30,000 in exchange for the issuance of 500,000 restricted shares of common stock.

In September of 2003, the Company commenced a private placement and received $174,000 in exchange of 1,933,333 shares of restricted Common Stock. Attached to each share of restricted Common Stock are two warrants giving the holder the right to purchase Common Stock; Warrant "A" has an exercise price of $0.18 and three year life, and Warrant "B" has an exercise price of $0.24 and three year life.

NOTE G - WARRANTS
-----------------
At October 31, 2003 the Company has 3,866,667 share purchase warrants outstanding entitling the holder thereof the right to purchase one common share for each warrant held as follows:

                    Exercise
        Number of   Price per           Expiration
        Warrants     Warrant                Date
        1,353,333   $     0.18            9/9/2006
          193,333   $     0.18           9/29/2006
          193,333   $     0.18          10/15/2006
          193,333   $     0.18          10/22/2006
        1,353,333   $     0.24            9/9/2006
          193,334   $     0.24           9/29/2006
          193,334   $     0.24          10/15/2006
          193,334   $     0.24          10/22/2006
------------------
        3,866,667

NOTE H - RELATED PARTY TRANSACTION
----------------------------------

Mr. Pitcher, Chairman of the Company, provides consulting services to us pursuant in exchange for monthly compensation of $1,250 and related expenses.

During the year ended October 31, 2003, and prior to the acquisition, three shareholders of Superclick Networks, Inc. (SNI) converted preferred shares of SNI into debt and then cancelled the debt. SNI recognized a gain of $169,441 on the loan forgiveness. In 2001 and 2002, the Company borrowed $34,863 from the previous Chief Executive Officer of the Company. In December 2002, the loan was forgiven and a gain was recognized for $38,864, including the loan of $34,863 and accrued interest of $4,001.

In April 2002, the company entered into an agreement with Andrada inc., dba Corvus Business Development Services ("Corvus"), a private consulting corporation owned by Gregory J. Martin, a previous interim Chief Executive Officer and Corporate Secretary, to provide management functions. The Company incurred certain legal and professional fees in connection with the Corvus agreement. These related expenses paid to Corvus amounted to $46,367 of which $10,100 was payable at October 31, 2003.

NOTE I - COMMITMENTS AND CONTINGENCIES
--------------------------------------

SNI currently leases office space on a month to month basis from a relative of a director and shareholder at $1,006 per month. SNI has also entered into non-cancelable operating lease for office equipment and computers at monthly payments of $228 (U.S.). Future lease payments under these operating lease are as follows:

                   Year Ended October 31,
                                    2004              $2,739
                                    2005               2,035
                                    2006                 473
                                                      ------
                                                      $5,247

The Company did not incur rent expense for the years ended October 31, 2003 and 2002. SNI incurred no rent expense from the acquisition date through October 31, 2003.

NOTE J - ACQUISITION OF SUPERCLICK NETWORKS, INC.
-------------------------------------------------
In October 2003, the Company exchanged 14,025,800 shares of its common stock for all of the issued and outstanding shares of Superclick Networks, Inc. (SNI). The results of Operations of SNI have been included in the accompanying consolidated financial statements since the date of acquisition, which was October 8, 2003. The total cost of the acquisition was approximately $1,244,935 which was based on the price range of shares issued by the Company for cash during the preceding two months before the acquisition.

The summarized assets and liabilities of the purchased company on October 8, 2003 were as follows:

          Cash                                                        $   6,572
          Other current assets                                          306,942
          Property and equipment (net)                                   40,746
          Other non-current assets                                          106
                                                                      $ 354,366
                                                                      =========
          Current liabilities                                          (315,645)
          Long-term debt to shareholder                                 (19,844)
          Note payable to parent (eliminated in
          consolidation) (130,000)
          Currency translation adjustment                                16,452
                                                                      $ (94,671)
                                                                      =========

The following summarized consolidated pro forma (unaudited) information assumes the acquisition occurred on November 1, 2002 and November 1, 2001:
                                                       2003              2002
                                                     ---------        ---------
          Net Sales                                  $ 652,336        $ 151,744
                                                     =========        =========
          Net Income (loss) from operations          ($311,666)       ($163,773)
                                                     =========        =========

          Other income (expense)                     $ 208,305             --
                                                     =========        =========

          Net Income (loss)                          ($103,361)       ($163,773)
                                                     =========        =========

          Earnings (loss) per share:
          Basic and diluted                          ($  0.005)       ($  0.010)
                                                     =========        =========


Other income of $208,305 represents the forgiveness of loans by certain related parties.

The separate financial statements of SNI, in U.S. dollars, are as follows:

                                                             October 31,
                                                             -----------
                                                        2003             2002
                                                     ---------        ---------
Cash                                                 $  15,656        $  14,843
Accounts receivable                                     76,128           19,460
R&D tax credits receivable                              83,730          113,740
Inventories                                             22,749           25,153
Prepaid expenses                                         6,454            8,793

Total current assets                                 $ 204,717        $ 181,989

Property and equipment (net)                            41,175           42,998
Intangible asset (net)                                       0           13,993

Total assets                                         $ 245,892        $ 238,980
                                                     =========        =========

Accounts payable                                     $ 167,357        $  92,301
Accrued payroll                                         55,637            2,567
Accrued other                                            8,029            3,031

Notes payable                                           22,920           32,039

Total Liabilities                                    $ 253,943        $ 129,938

Common stock                                           213,891          383,332

Currency translation adjustment                         (7,476)          (4,643)

Retained earnings (deficit)                           (214,466)        (269,646)

Total equity                                         $  (8,051)       $ 109,043

Total liabilities and equity                         $ 245,892        $ 238,980
                                                     =========        =========

   Statements of Income and retained earnings for the years ended October 31:

                                                          2003           2002
                                                       ---------      ---------
Revenue:
     Sales                                             $ 652,336      $  96,483

Cost and Expenses:
     Cost of sales                                       478,763         72,683
     General and administrative expense                  355,953        165,892
     Research and development                             89,449        136,380
     Depreciation and amortization                        27,414         26,252
     Interest                                             11,462          2,900
                                                       ---------      ---------
     Total costs and expenses                            963,041        404,107

Income (loss) from operations                           (310,706)      (307,624)

Other income (expense)
     Gain (loss) on cancellation of debt                 299,441              0
                                                       ---------      ---------
Earnings (loss) before income taxes                      (11,265)      (307,624)

     Provision (Benefit) for income taxes                (66,445)      (105,656)
                                                       ---------      ---------
          Net earnings (loss)                             55,181       (201,968)

Retained Earnings, beginning of year                    (269,646)       (67,678)
                                                       ---------      ---------
Retained Earnings, end of year                          (214,466)      (269,646)
                                                       =========      =========

            Statements of cash flows for the years ended October 31:

                                                            2003         2002
                                                          --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net gain (loss)                                        55,181     (201,968)
     Adjustments to reconcile net loss
     to net cash used by operating activities:

     Depreciation and amortization                          27,414       26,252

     Loan forgiveness                                     (299,441)        --
CHANGES IN CURRENT ASSETS AND CURRENT LIABILITIES
(Increase) decrease in current assets:

     Accounts receivable                                   (48,624)      48,684

     R&D tax credits receivable                             46,451     (112,783)

     Prepaid expenses                                        3,608       (8,719)

     Inventory                                               6,399      (14,604)
Increase (decrease) in current liabilities:

 Accounts payable and accrued expenses                     126,499       31,981

NET CASH USED FOR OPERATING ACTIVITIES                     (82,513)    (231,156)
                                                          --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Acquisition of furniture and equipment                 (3,426)     (10,696)
                                                          --------     --------

NET CASH USED FOR INVESTING ACTIVITIES                      (3,426)     (10,696)
                                                          --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Sale of common stock                                        0      383,332

     Related party loan                                     97,273     (168,940)

NET CASH PROVIDED  BY FINANCING ACTIVITIES                  97,273      214,392
                                                          --------     --------
     Effect of exchange rate changes on cash               (10,521)      32,135

NET INCREASE (DECREASE) IN CASH                                813        4,675

CASH, beginning of period                                   14,843       10,168
                                                          --------     --------
CASH, end of period                                         16,656       14,843
                                                          ========     ========

NOTE K -  NORDIC RACING LIMITED INVESTMENT
------------------------------------------

On March 9, 2001, the Company issued 166,667 shares of common stock in exchange for the purchase of forty percent (40%) of Nordic Racing Limited. At the time of the acquisition, there was no independent appraisal or valuation of Nordic Racing Limited. The purchase price was based on valuing the Company's stock at $.09 per share which represented the lower range of stock trades for Grand Prix Sports, Inc. stock during the twelve months after the acquisition.

The investment with Nordic Racing Limited had been reported using the Equity Method of Accounting. The summarized assets and liabilities of Nordic Racing Limited at December 31, 2001, in U.S. dollars are as follows:

                                                  2001
                                               ----------

Cash                                           $    6,703
Property & equipment, net                         295,021
Notes receivable                                   71,154
                                               ----------
Total                                             372,878
                                               ==========

Current liabilities                            $  872,206
Other liabilities                                 490,653
Net worth                                        (989,981)
                                               ----------
Total                                             372,878
                                               ==========

The summarized profit and loss statement of Nordic Racing Limited at December 31, 2001, in U.S. dollars are as follows:

                                                      2001
Revenue                                         $1,455,544
Cost of sales                                    1,489,710
Operating expenses                                 543,194
                                                ----------
Loss from operations                              (577,350)
Other income (expense)                             (77,781)
Provision for taxes                                      0
                                                ----------
Net loss                                          (655,141)
                                                ==========


On October 11, 2002, the Company entered into a stock sale agreement to sell its share in Nordic Racing Ltd. The agreement called for the Company to sell its 40% interest in Nordic for $70,000. The sale was completed on October 29, 2002.

NOTE L - SUBSEQUENT EVENTS (Unaudited)
--------------------------------------

In November and December 2003, 1,740,000 "A" share purchase warrants were exercised at $.18 per share, resulting in $313,200 in additional equity financing and the issuance of 1,740,000 restricted common shares. Also in November 2003, the Company received $17,400 in exchange 193,333 of additional restricted common shares.

On December 31, 2003, The Company appointed Jacobo Melcer and Steve Montague to serve as members of the Company's Board of Directors, effective immediately.

On December 31, 2003, the Board of Directors of the Company adopted the 2004 Superclick, Inc. Non-Employee Director's Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides for the issuance of Options, Restricted Stock, and/or Deferred Stock to an Awardee. The total number of shares of Common Stock which may be awarded under the Plan is 1,500,000. If any shares subject to any award granted hereunder are forfeited or such award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such award, to the extent of such termination or forfeiture, shall again be available for grant under the Stock Incentive Plan during the term of the Plan. An annual aggregate limit of 300,000 shares (including Options, Restricted Stock, and Deferred Stock) is set for any individual Director.

The Stock Incentive Plan shall have a duration of ten years commencing on January 1, 2004. Awardees are defined as director to whom an award is made. An eligible director is any person who on the date of grant is a member of the Board of Directors of the Company and is not an employee of the Company or of any Subsidiary. Stock Options are non-qualified right-to-buy Options for the purchase of Common Stock of the Company. The term of each Option shall be ten years from the Date of Grant. The Option Price shall be the Fair Market Value of Superclick, Inc. Common Stock on the date the Option is granted. Under no circumstances shall any Option vest in less than one year from the date of grant. Shares purchased upon exercise of an Option must be paid for in full at the time of exercise either in cash or with currently owned shares. Neither the Committee on Directors and Governance nor the Board of Directors may reprice any Option that is "underwater." Restricted Stock is Common Stock of the Company

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restricted as to sale in such fashion as the Committee on Directors and
Governance shall determine. Prior to the lifting of the restrictions, the Awardee will be entitled to receive dividends from and to vote the shares of Restricted Stock.























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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section RCW 23B.08.510 of the Washington Business Corporation Act permits the indemnification of directors and officers of Washington corporations. Our charter provides that we shall indemnify our directors and officers to the fullest extend permitted by Washington law.

Under Washington law, we have the power to indemnify our directors and officers against claims arising in connection with their service to us except when a director's or officer's conduct involves (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

In addition, we have entered into employment agreements with our officers that contain provision requiring us to indemnify them to the fullest extent permitted by Washington law. The indemnification agreements require us to indemnify our officers to the extent permitted by our charter and to advance their expenses in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Article VI, Section 6.1 of our bylaws limits the liability of current and former directors to monetary damages if they have acted in good faith and conformed to a standard of reasonable care. Furthermore, Section RCW 23B.08.540 of the Washington Business Corporation Act states that the court may order indemnification or advance of expenses if it determines that (a) the director is entitled to mandatory indemnification under RCW23B.08.520, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; (b) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in RCWB.08.510 or was adjudged liable as described in RCW.23B.08.510(4), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract or resolution approved or ratified by the shareholders pursuant to RCW.08.560 providers otherwise; or (c) in the case of an advance of expenses, the director is entitled to the articles of incorporation, bylaws or any applicable resolution or contract, to payment or reimbursement of the director's reasonable expenses incurred as a party to the proceeding in advance of final disposition of the proceeding.

We have purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS

The following table provides information regarding the various anticipated expenses payable by Superclick in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in

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registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange registration fee.

Nature of Expense                                     Amount
-----------------------                              -------------
SEC Registration Fee                                 $   607.92
Accounting fees and expenses                         $12,000.00
Legal fees and expenses                              $20,000.00
Transfer agent fees                                  $ 1,500.00
Printing and related fees                            $ 1,000.00
Miscellaneous                                        $ 1,500.00

Total...........................................     $36,607.92

RECENT SALES OF UNREGISTERED SECURITIES

We have issued the following unregistered securities within the last three years The following information regarding our securities has been adjusted to reflect a 1-for-6 reverse stock split effected on October 10, 2003.

In March of 2003, we issued 500,000 shares of restricted common stock in exchange for $30,000. The issuance of these securities was exempt under Section 4(2) of the Securities Act of 1933, as amended as a sale not involving a public offering.

In September of 2003, we issued 1,933,333 shares of restricted common stock in exchange for $174,000. Attached to each share of restricted common stock are two warrants giving the holder the right to purchase common stock; Warrant "A" has an exercise price of $0.18 and a three-year life, and Warrant "B" has an exercise price of $0.24 and a three-year life. Each warrant has one-for-one rights to purchase one share of common stock. The issuance of these securities was exempt under section 4(2) of the Securities Act of 1933, as amended as a sale not involving a public offering.

During the quarter ended January 31, 2004, 1,933,333 series "A" Warrants were exercised as $.18 per share resulting in $348,000 net proceeds to the Company and the issuance of 1,933,333 restricted common shares.

During the quarter ended April 30, 2004, 966,665 series "B" Warrants were exercised at $.24 per share, resulting in $232,000 net proceeds to the Company and the issuance of 966,665 restricted common shares.

Through June 2004, we have placed 2,100,000 units in a private placement at a per unit price of $.45, which consist of one common share and on "A" Warrant with an exercise price of $.60. We have received aggregate net proceeds of approximately $850,500.

EXHIBITS.

A. EXHIBIT INDEX

The following Exhibits are either attached hereto incorporated herein or will be filed by amendment to this registration statement.

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

EXHIBIT NUMER AND DESCRIPTION OF EXHIBIT AND FILING REFERENCE

3.1 Articles of Incorporation of DDR Systems, Inc. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000).

3.2 By-laws of DDR Systems, Inc. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000).

3.3 Certificate of Amendment to the Articles of Incorporation of DDR Systems, Inc., as filed with the Secretary of State of the State of Washington on March 16, 2001. (Incorporated by reference filed with the Company's Form 8-K on April 5, 2001).

4.1 Specimen Share of Common Stock. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000)

5.1   Opinion re: Legality.*

10.1 Agreement between DDR Systems, Inc. and Reach Technologies Inc. dated June 3, 1999 for the right to distribute the Reach Technologies Inc. licensed product line. (Incorporated by reference filed with the Company's Form S-1 on February 28, 2000).

10.2 Subscription Agreement and Investment Letter re: Gauntlett Limited (Incorporated by reference filed with the Company's Form S-1/A on April 27, 2000).

10.3 Subscription Agreement and Investment Letter re: World Wise Traders Limited (Incorporated by reference filed with the Company's Form S-1/A on April 22, 2000).

10.4 Subscription Agreement and Investment Letter re: Green Grove Trading Limited (Incorporated by reference filed with the Company's Form S-1/A on April 22, 2000).

10.5 Subscription Agreement and Investment Letter re: Valonia Limited (Incorporated by reference filed with the Company's Form S-1/A on April 22, 2000).

10.6 Agreement between DDR Systems, Inc. and Reach Technologies Inc. dated January 14, 2001 amending the Licensing Agreement with Reach Technologies, Inc. dated June 3, 1999 as it pertains to minimum purchase requirements. (Incorporated by reference filed with the Company's Form 10-KSB on March 15, 2001).

10.7 Agreement between DDR Systems, Inc. and Reach Technologies, Inc., dated March 9, 2001, amending the Licensing Agreement with Reach Technologies, Inc. dated June 3, 1999, to amend the Registrant's commitment to purchase equipment and to transform the status of the license from exclusive to non-exclusive. (Incorporated by reference filed with the Company's Form 8-K on April 5, 2001).

10.8 Agreement and Plan of Share Exchange by and between the Stockholders of Nordic Racing Limited and DDR Systems, Inc., dated March 9, 2001. (Incorporated by reference filed with the Company's Form 8-K on April 5, 2001).

10.9 Letter of Intent Grand Prix Sports, Inc. and IFT International, Inc. dated November 5, 2001 (Incorporated by reference filed with the Company's Form 10-QSB on November 19, 2001).

10.10 Corvus Agreement dated May 23, 2002 (Incorporated by reference filed with the Company's Form 10-QSB on August 15, 2002 as Exhibit 10.1).

10.11 Stock Purchase Agreement dated October 11, 2002 by and between Grand Prix Sports, Inc. and Bertram Schafer Racing GmbH (Incorporated by reference filed with the Company's Form 10-QSB on December 17, 2002 as Exhibit 10.1).

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10.12 Interim CEO and CFO Certification Pursuant to Section 906 of the
Sarbanes-Oxley Act of 2002 for the Quarter ended September 30, 2002 (Incorporated by reference filed with the Company's Form 10-QSB on December 17, 2002 as Exhibit 99.1).

10.13 Letter of Debt Forgiveness to Grand Prix Sports (Incorporated by reference filed with the Company's Form 10-KSB on April 15, 2003 as Note F).

10.14 Employment Agreement dated March 3, 2004 between the registrant and John Glazik, incorporated by reference filed with the Company's Form 10-QSB on March 19, 2004.

10.15 2004 Incentive Stock Option Plan dated April 8, 2004 (Incorporated by reference filed with the Company's Form 8-K on May 7, 2002 as Exhibit 4.1)

23.1  Consent of Independent Public Accountant, dated July 15, 2004*

*  Previously filed

UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Laguna Hills, California on June 21, 2004.


                           SUPERCLICK, INC.

                           By:  /s/  John Glazik
                              --------------------------
                                     John Glazik
                                     President and Chief Executive Officer


                                /s/  Todd M.Pitcher
                           ------------------------------
                                     Chairman, Interim CFO and Principle
                                     Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints John Glazik and Todd M. Pitcher, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and think, which they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or their substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                     TITLE                               DATE
--------------------       ------------                       -------------


/s/  John Glazik           President and                      June 21, 2004
--------------------       Chief Executive Officer
     John Glazik


/s/  Todd M. Pitcher       Chairman of the Board              June 21, 2004
--------------------       of Directors and Interim
     Todd M. Pitcher       CFO and Principle Accounting
                           Officer

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